EXHIBIT 10.66
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit, as indicated by "[*]", have been omitted, pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

[EXECUTION COPY]

$22,917,000

CREDIT AGREEMENT

Dated as of March 26, 2010

among

CHAUTAUQUA AIRLINES, INC.,
as Borrower,

REPUBLIC AIRWAYS HOLDINGS INC.,
as Parent Guarantor,

THE SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME,
as Guarantors,

[*],
as Original Lender,

THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,
as Lenders,

and

[*],
as Administrative Agent

Table of Contents

i

ANNEXES

A	Definitions
B	Financial Statements and Projections - Reporting
C	Financial Covenants
D	Notice Addresses
E	Commitments

SCHEDULES

3.1	Loan Parties, Jurisdictions of Incorporation or Organization
3.2	Executive Offices, Collateral Locations, FEIN
3.7	Labor Matters
3.8	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness
3.11	Tax Liabilities
3.12(a)	Pension Plans and Retiree Welfare Plans
3.13	Litigation

3.14	Intellectual Property
3.16	Environmental Liabilities
3.17	Insurance
3.23	Slots
6.4	Indebtedness
6.5	Investments
6.6	Liens
6.7	Negative Pledge Clauses
6.10	Subsidiary Distributions

EXHIBITS

A	Form of Opinion of Hughes Hubbard & Reed LLP
B	Form of Guarantee and Collateral Agreement
C	Form of Certificate re Non-Bank Status

This CREDIT AGREEMENT (this “Agreement”), dated as of March 26, 2010, among Chautauqua Airlines, Inc., an Indiana corporation (“Chautauqua Airlines”, and in its capacity as borrower, the “Borrower”), Republic Airways Holdings Inc., a Delaware corporation (“Republic Holdings”, and in its capacity as parent guarantor, the “Parent Guarantor”, and together with any Subsidiary of the Borrower from time to time, the “Guarantors”), [*] as original lender (the “Original Lender”), administrative agent and collateral agent for the Lenders (as defined below) (in such capacity, the “Administrative Agent”), and the Lenders party hereto from time to time.

RECITALS

WHEREAS, the Original Lender is willing to provide a $22,917,000 term loan facility (the “Facility” or the “Financing”) to the Borrower subject to and on the terms and conditions hereinafter set forth herein;

WHEREAS, the transactions contemplated by this Agreement and the other Loan Documents are referred to herein as the “Transactions”; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

AMOUNT AND TERMS OF CREDIT

SECTION 1.1.        Credit Facilities.

(a)           Subject to the terms and conditions hereof, the Original Lender agrees to make to the Borrower a term loan (the “Loan”) on the Closing Date in a principal amount equal to $22,917,000. Upon request by any Lender, the Loan shall be evidenced by a Note. Each Note shall represent the obligation of the Borrower to pay an amount of the Loan equal to the applicable Lender’s Pro Rata Share of the Loan, together with interest thereon as prescribed in Section 1.5. The obligations of each Lender from time to time party hereto shall be several and not joint.

(b)           Subject to Section 1.2 below, the aggregate outstanding principal balance of the Loan shall be due and payable in immediately available funds in eleven (11) equal quarterly installments on the dates set forth in the following table (or if such date is not a Business Day, on the next preceding Business Day):

Payment Date	Amount ($)
April 30, 2010	2,083,363.63
July 31, 2010	2,083,363.63
October 31, 2010	2,083,363.63
January 31, 2011	2,083,363.63
April 30, 2011	2,083,363.63
July 31, 2011	2,083,363.63
October 31, 2011	2,083,363.63
January 31, 2012	2,083,363.63
April 30, 2012	2,083,363.63
July 31, 2012	2,083,363.63
October 31, 2012	the remaining principal balance of the Loan.

(c)           Each payment of principal with respect to the Loan shall be paid to the Administrative Agent for the ratable benefit of each Lender, ratably in proportion to each such Lender's respective Pro Rata Share. No payment or prepayment with respect to the Loan may be reborrowed.

SECTION 1.2.        Prepayments.

(a)           Voluntary Prepayments.

(i)            Borrower may at any time on at least [*] Business Days’ prior written notice to the Administrative Agent, voluntarily prepay the Loan; provided that (x) any such prepayment shall be in a minimum amount of [*] (or, if less, the entire remaining amount of the Loan then outstanding); (y) any such prepayment shall be applied pursuant to Section 1.3; and (z) any such prepayment shall be accompanied by all accrued interest thereon together with the Prepayment Fee, if any, payable upon such prepayment and any additional amounts payable pursuant to Section 1.12. Each prepayment of the Loan pursuant to this Section 1.2(a)(i) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii)            Notwithstanding anything to the contrary in Section 1.2(a)(i) above and without limiting the Borrower’s obligations under Section 1.10, in the event that the Borrower receives notice from any Lender of any amounts that the Borrower is required to pay to such Lender pursuant to Section 1.10(b)(iii), the Borrower and such Lender shall negotiate in good faith in order to arrive at a mutually acceptable alternative means of restructuring the Pro Rata Share of the Loan held by such Lender in order to mitigate, minimize or eliminate such costs in the future.  In the event that the Borrower and such Lender are not able to agree, within thirty [*] following the date of the notice to the Borrower of amounts due under Section 1.10(b)(iii), on an alternative means of restructuring the Pro Rata Share of the Loan held by such Lender, then the Borrower shall have the right, exercisable upon not less than [*] Business Days’ prior notice to the applicable Lender (with a copy to the Administrative Agent), to (A) prepay in full (but not in part) the Pro Rata Share of the Loan held by such Lender, together with accrued interest thereon and any amounts due to such Lender pursuant to Section 1.10(b)(iii), or otherwise under the Loan Documents or (B) replace such Lender pursuant to Section 1.14.  Any prepayment by the Borrower pursuant to this Section 1.2(a)(ii)(A) shall be made by the Borrower directly to the account of the applicable Lender, and except as expressly provided above in this Section 1.2(a)(ii), no prepayment by the Borrower pursuant to this Section 1.2(a)(ii)(A) shall have any effect on the Borrower’s obligations with respect to the remaining outstanding balance of the Loan to any of the other Lenders hereunder.  For the avoidance of doubt, such prepayment shall not be subject to the Prepayment Fee, and may be in an amount less than [*].  The Loan, if prepaid, may not be reborrowed.

(b)           Mandatory Prepayments.

(i)            (A) Within [*] Business Days after the receipt by any Borrower Group Member of any Net Cash Proceeds from any Asset Sale, such Borrower Group Member shall prepay, or cause to be prepaid, an aggregate principal amount of the Loan equal to [*] of such Net Cash Proceeds (determined after the mandatory prepayment of any Indebtedness permitted to be secured by the disposed asset), together with accrued interest to such date on the amount prepaid and any additional amounts payable pursuant to Section 1.12, provided, however, that (I) with respect to Asset Sales permitted pursuant to clauses (iv), (viii) or (x) of Section 6.1(a) hereof (other than a sale in the aggregate at such time or within any 12 month period of more than [*] of the Borrower’s aircraft and engines), no Borrower Group Member shall be required to make a prepayment of the Loan with any Net Cash Proceeds received from such Asset Sales; and (II) with respect to Asset Sales permitted by Section 6.1(a)(i) or 6.1(a)(ii), no Borrower Group Member shall be required to make a prepayment of the Loan with any Net Cash Proceeds received from such Asset Sales in any Fiscal Year unless and until the gross proceeds from such Asset Sales in such Fiscal Year, in the aggregate, exceed [*]; and provided further that no such prepayment shall be required pursuant to this Section 1.2(b)(i)(A) with respect to such portion of such Net Cash Proceeds that the applicable Borrower Group Member shall have, on or prior to such required prepayment date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 1.2(b)(i)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received by any Borrower Group Member with respect to any Asset Sale (other than any Asset Sale specifically excluded from the application of Section 1.2(b)(i)(A)) or any Property Loss Event (other than any Property Loss Event specifically excluded from the application of Section 1.2(b)(iii)), such Borrower Group Member may at its option reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within twelve (12) months following receipt of such Net Cash Proceeds; provided that (i) so long as a Event of Default shall have occurred and be continuing, the applicable Borrower Group Member shall not be permitted to make any such reinvestments and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied to the prepayment of the Loan as set forth in Section 1.2(b)(i)(A) or Section 1.2(b)(iii), as applicable, within [*] Business Days after the applicable Borrower Group Member reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested.

(ii)            If any Borrower Group Member incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.4, such Borrower Group Member shall cause to be prepaid or cancelled an aggregate principal amount of the Loan equal to [*] of all Net Cash Proceeds received, together with accrued interest to such date on the amount prepaid and any additional amounts payable pursuant to Section 1.12, therefrom on or prior to the date that is [*] Business Days after the receipt of such Net Cash Proceeds.

(iii)           Within [*] Business Days after the receipt by any Borrower Group Member of any Net Cash Proceeds from any Property Loss Event, such Borrower Group Member shall prepay an aggregate principal amount of the Loan equal to [*] of such Net Cash Proceeds (determined after the mandatory prepayment of any Indebtedness permitted to be secured by the asset subject to such Property Loss Event), together with accrued interest to such date on the amount prepaid and any additional amounts payable pursuant to Section 1.12; provided, however, that no such prepayment shall be required pursuant to this Section 1.2(b)(iii) (A) with respect to such portion of such Net Cash Proceeds that the applicable Borrower Group Member shall have, on or prior to such required prepayment date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 1.2(b)(i)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing) or (B) if the property subject to such Property Loss Event is of the type described in clause (iv), (viii) or (x) of Section 6.1(a) hereof.

(iv)          If the Adjusted Appraised Value of the Collateral determined on a semi-annual basis pursuant to any Appraised Value Report delivered under paragraph (h) of Annex B is less than [*] (including the Adjusted Appraised Value of additional assets acceptable to the Administrative Agent and in which a perfected first priority security interest shall have been granted in favor of the Administrative Agent (and subject to compliance, to the extent applicable, with Section 5.9(a), (b) and (c) of the Guarantee and Collateral Agreement)) of the outstanding principal amount of the Loan, then the Borrower shall prepay the Loan within [*] Business Days after the delivery of such Appraised Value Report by an amount, together with accrued interest to such date on the amount prepaid and any additional amounts payable pursuant to Section 1.12, such that the Adjusted Appraised Value of the Collateral (including such additional assets) is not less than [*] of the outstanding principal amount of the Loan (it being understood and agreed that a perfected first priority security interest in such additional assets may be granted in favor of the Administrative Agent after the date of delivery of such Appraised Value Report and on or before such required prepayment date).

(c)           No Implied Consent. Nothing in this Section 1.2 shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

SECTION 1.3.        Priority and Application of Payments.

Each Loan Party hereby irrevocably waives the right to direct the application of any and all payments received from it or on its behalf, and the Loan Parties and the Lenders hereby irrevocably agree that the Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as follows: first, to Fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to interest (including any interest payable at the Default Rate pursuant to Section 1.5(b)) then due and payable on the Loan; third, to prepay the remaining principal amount of the Loan, until the Loan shall have been paid in full; and fourth, to all other Obligations then due and payable to the Lenders. Partial prepayments of the Loan shall be applied in inverse order of maturity. All payments and prepayments shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.

SECTION 1.4.        Use of Proceeds.

The Borrower shall utilize the proceeds of the Loan for its general working capital requirements.

SECTION 1.5.        Interest and Applicable Rate.

(a)           Subject to the provisions of Section 1.5(b) below, the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate. The obligation of the Borrower to pay interest shall be automatically evidenced by this Agreement or, if applicable, any Note issued pursuant to this Agreement.

(b)           Any Obligations not paid when due shall bear interest, payable on demand, at the interest rate otherwise applicable to the Loan (including the Applicable Rate) plus [*] per annum (the “Default Rate”).

(c)           Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           All computations of interest shall be made by the Administrative Agent on the basis of a 360 day year, in each case for the actual number of days occurring in the period for which such interest is payable.

SECTION 1.6.        Fees.

(a)           The Borrower shall pay to the Original Lender on the Closing Date a non-refundable upfront arrangement fee (the “Arrangement Fee”) equal [*] of the Loan drawdown on the Closing Date.

(b)           The Borrower shall pay to the Administrative Agent for its own account on the Closing Date and on each anniversary thereof until the Loan is repaid in full a non-refundable administration fee (the “Administration Fee”) equal to [*] per annum.

(c)           In the event that any Lender under the Facility is a Person other than the Original Lender or an Affiliate of the Original Lender, the Borrower shall pay to the Administrative Agent for the account of the Lenders a prepayment fee (a “Prepayment Fee”) equal to [*] of any principal amount prepaid pursuant to Sections 1.2(a)(i), 1.2(b)(ii) and 1.2(b)(iv) hereof, contemporaneously with any such prepayment.

SECTION 1.7.        Payments and Computations.

The Borrower shall make each payment hereunder and under the Notes not later than 12:30 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent’s Account in immediately available funds, without set-off or counterclaim.  Any amounts received after such time, for so long as the Administrative Agent is the Original Lender, will be deemed to have been received, or, if the Administrative Agent is a Person other than the Original Lender, may be deemed to have been received in the discretion of the Administrative Agent on the next succeeding Business Day for the purpose of calculating interest thereon.  The Administrative Agent will promptly thereafter but in no event later than 2:00 p.m. (New York City time) on the date such funds are received by the Administrative Agent from the Borrower cause to be distributed like funds to the Lenders, in each case to be applied in accordance with the terms of this Agreement.  If the payment by the Borrower is received by the Administrative Agent after 12:30 p.m., New York City time, at the place of payment, the Administrative Agent shall make payment promptly, but not later than 2:00 p.m. New York City time on the next succeeding Business Day.  Upon its acceptance of any Assignment and recording of the information contained therein in the Register pursuant to Section 9.1, from and after the effective date specified in such Assignment, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder.

SECTION 1.8.        Indemnity.

Each Loan Party hereby agrees to indemnify and hold harmless the Administrative Agent, the Lenders and their respective Affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or investigations, suits, actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with any aspect of the Loan Documents, the Financing or any of the Transactions or the providing of the Loan (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly upon its written demand for any reasonable legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such investigation, loss, claim, cost, expense, damage, liability or action or other proceeding; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) for any amount paid in settlement of claims without the applicable Loan Party’s written consent or (ii) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct of, or breach of any Loan Document by, any Indemnified Person.  In the case of an investigation, action or proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, action or proceeding is brought by any Loan Party, its equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Transactions is consummated.  Each Loan Party also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to such Loan Party or its Subsidiaries or Affiliates or creditors arising out of, related to or in connection with any aspect of the Financing or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s  gross negligence, willful misconduct or breach of any Loan Document.  Notwithstanding any other provision of any Loan Document, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from such Indemnified Person’s gross negligence, willful misconduct or breach of its obligations under any Loan Document as determined by a final and non-appealable judgment of a court of competent jurisdiction.  No Loan Party shall, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person.  Promptly after receipt by an Indemnified Person of actual notice of a claim for which indemnification is being sought hereunder, such Indemnified Person will notify the applicable Loan Party in writing of such claim.  Failure to so notify the applicable Loan Party will not relieve the applicable Loan Party of liability which it may have to any Indemnified Person hereunder unless, and only to the extent that, the applicable Loan Party’s defense of such claim is materially prejudiced by such failure. Any Loan Party shall be entitled to assume defense of any Indemnified Persons in connection with any such claim if such Loan Party has acknowledged in writing that it will indemnify such Indemnified Persons for such claim, including the employment of counsel reasonably satisfactory to the relevant Indemnified Persons, and the payment of the fees and disbursements of such counsel. Notwithstanding the applicable Loan Party’s decision to assume the defense of any such claim, the Indemnified Persons shall have the right to employ separate counsel and to participate in the defense of such claim. Such counsel shall be at the expense of any such Indemnified Person, unless (i) the use of counsel chosen by the applicable Loan Party to represent such Indemnified Person would present such counsel with a conflict of interest, or (ii) the applicable Loan Party fails to assume the defense of the claim or to employ counsel reasonably satisfactory to such Indemnified Person, in each case in a timely manner. In any such event, then the Indemnified Persons may employ separate counsel at the applicable Loan Party’s expense to represent or defend it with respect to such claim or group of related claims.  In no event shall the applicable Loan Party be liable for the fees and expenses of more than one separate firm of attorneys for all Indemnified Persons in connection with any claim or group of related claims, plus one firm of local counsel in each jurisdiction in which any such claim is being litigated.

SECTION 1.9.        Access.

The Borrower shall, during normal business hours, from time to time upon [*] Business Days’ prior notice to the Borrower as frequently as the Administrative Agent reasonably determines to be appropriate, at the Borrower’s sole cost and expense: (i) provide the Administrative Agent and any of its officers, employees and agents access to its officers and employees, and with prior notice and the opportunity to be present, advisors of the Borrower, (ii) permit the Administrative Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from the Borrower’s Books and Records (subject to requirements under applicable Laws and under any confidentiality agreements, if applicable) and (iii) permit the Administrative Agent, and any of its officers, employees and agents, to have access to properties, facilities and to the Collateral and to inspect, audit, review, evaluate, conduct field examinations and make test verifications of the Collateral; provided, that (x) so long as no Event of Default has occurred and is continuing, such access and inspections referred to in clauses (i) through (iii) above shall not be permitted more frequently than twice in any Fiscal Year and (y) during the existence of any Event of Default, the Administrative Agent shall have all rights of access described above at any time and without having to give any notice to any Person. The Borrower shall make available to the Administrative Agent and its counsel reasonably promptly originals or copies of all Books and Records (subject to requirements under applicable Laws and under any confidentiality agreements, if applicable) of the Borrower that the Administrative Agent may reasonably request. The Borrower shall deliver any document or instrument necessary for the Administrative Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for the Borrower and shall maintain supporting documentation on media, including computer tapes and discs owned by the Borrower.

SECTION 1.10.      [*]

SECTION 1.11.      Capital Adequacy; Increased Costs; Illegality.

(a)           If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then the Borrower shall from time to time, upon demand by such Lender to the Borrower (with a copy of such demand to the Administrative Agent) pay to the Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to the Borrower and to the Administrative Agent shall be presumptive evidence of the matters set forth therein.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) other than in respect of taxes (including income taxes) or (ii) the compliance with any guideline or request from any central bank or other non-tax Governmental Authority (whether or not having the force of law), in each case occurring after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then the Borrower shall from time to time, upon demand by such Lender to the Borrower (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and to the Administrative Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 1.11(b).

(c)           If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund the Loan, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue the Loan shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert the interest rate payable in respect of such Lender’s Pro Rata Share of the Loan to a rate determined pursuant to Section 1.13(b).

SECTION 1.12.      Funding Losses.

Upon demand of any Lender (through the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)           any continuation, payment or prepayment of the Loan on a day other than the last day of any Interest Period; or

(ii)           any failure by the Borrower (for a reason other than the failure of such Lender to make the Loan) to prepay, borrow or continue the Loan on the date or in the amount notified by the Borrower;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 1.12, each Lender shall be deemed to have funded the Loan at LIBOR by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not the Loan was in fact so funded.

Failure on the part of any Lender to demand compensation for any funding losses, increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section 1.12 or Section 1.11 above with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, provided, that the Borrower shall not be required to compensate a Lender pursuant to the aforementioned provisions for any funding losses, increased costs or reductions incurred more than [*] days prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

SECTION 1.13.      Market Disruption; Illegality.

(a)           If (i) by reason of circumstances affecting the interbank Eurodollar market, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding on the Borrower absent manifest error) that adequate and fair means do not exist for ascertaining the interest rate applicable to the Loan on the basis provided for in the definition of “LIBOR”, (ii) the Administrative Agent shall have received notice from Lenders holding not less than [*] of the Loans that LIBOR will not adequately and fairly reflect the cost to each such Lender (as conclusively certified by such Lenders) of making or maintaining its Pro Rata Share of the Loan, or (iii) the Administrative Agent shall have received notice from any Lender pursuant to Section 1.11(c) (such Lenders referred to in clauses (ii) and (iii) hereinafter the “Affected Lenders”), the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower and each Lender of such circumstance, whereupon the relevant provisions of paragraph (b) shall be applicable.

(b)           During the [*] days following the date of any notice given to the Borrower pursuant to paragraph (a), each such Affected Lender and the Borrower may, at the Borrower’s option, negotiate in good faith in order to arrive at a mutually acceptable alternative basis for determining the interest rate from time to time applicable to the Pro Rata Share of the Loan held by such Affected Lender (the “Substitute Basis”); such interest rate to be based on an agreed cost-of-funds benchmark plus the Applicable Rate.  If within the [*] days following the date of any such notice to the Borrower, each of the Affected Lenders and the Borrower shall agree upon a Substitute Basis, such Substitute Basis shall be retroactive to and effective from the first day of the applicable Interest Periods until and including the last day of such Interest Periods.  If after [*] days from the date of such notice, any of the Affected Lenders and the Borrower shall have failed to agree upon a Substitute Basis, or if the Borrower does not exercise its option to enter into such [*]-day negotiation period as set forth above, then each such Affected Lender shall certify in writing to the Borrower (such certification to be conclusive and binding on all of the parties hereto absent manifest error) the interest rate at which such Affected Lender is prepared to make or maintain its Pro Rata Share of the Loan for such Interest Periods, such interest rate to be retroactive to and effective from the first day of such Interest Periods, it being understood that such Affected Lender’s interest rate shall be at a rate per annum equal to a rate which adequately and fairly reflects the cost to such Affected Lender of obtaining the funds necessary to maintain its Pro Rata Share of the Loan.  Upon receipt of notice of the interest rate at which such Affected Lender is prepared to make or maintain its Pro Rata Share of the Loan, the Borrower shall have the right (i) exercisable upon [*] Business Days’ prior notice to such Affected Lender to (A) continue to borrow the Loan at the interest rate so advised by such Affected Lender (as such rates may be modified, from time to time, at the outset of each subsequent Interest Period in the discretion of the Affected Lender, acting reasonably) or (B) prepay in full the Pro Rata Share of the Loan held by any such Affected Lender, together with accrued interest thereon at the interest rate certified in writing by such Affected Lender as provided above (but otherwise without premium or penalty), whereupon the Pro Rata Share of the Loan held by such Affected Lender shall become due and payable on the date specified by the Borrower in such notice or (ii) to substitute any such Affected Lender pursuant to the provisions of, and subject to the conditions contained in, Section 1.14.

SECTION 1.14.    Replacement of Lenders under Certain Circumstances.

(a)           If at any time (i) any Lender requests payment or reimbursement for any amount, or a change in interest rate, pursuant to Section 1.10, 1.11 or 1.13 above, as applicable, as a result of any condition described in such Sections, or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on [*] Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.1(a) (with the assignment fee to be paid by Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 1.10 or 1.11 or a change in interest rate pursuant to Section 1.13, such assignment will result in a reduction in such compensation or interest rate, and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)           Any Lender being replaced pursuant to Section 1.14(a) above shall (i) execute and deliver an Assignment with respect to such Lender’s Pro Rata Share of the outstanding principal amount of the Loan, and (ii) deliver any Note evidencing such amount to the Borrower or Administrative Agent.  Pursuant to such Assignment, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Pro Rata Share of the Loan, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loan so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Pro Rata Share of the Loan, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.2 or all the Lenders, and (iii) the Requisite Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

ARTICLE 2

CONDITIONS PRECEDENT

SECTION 2.1.        Initial Conditions.

This Agreement, including the obligation of the Original Lender to make the Loan, shall not become effective until the date (the “Closing Date”), which shall in no circumstances be later than [*], on which each of the following conditions precedent is satisfied or provided for in a manner reasonably satisfactory to the Administrative Agent, or duly waived in writing in accordance with Section 11.2:

(a)           The Administrative Agent shall have received executed counterparts of (i)  this Agreement, (ii) if requested on or prior to the Closing Date, a Note executed by the Borrower in favor of the Original Lender, and (iii) each Collateral Document required to be executed on the Closing Date in connection with the grant and perfection of a first priority security interest in the Collateral, duly executed by the applicable Loan Parties, together with (to the extent permitted by law) evidence that all other actions, recordings and filings (including FAA registry filings, if any) that the Administrative Agent may deem reasonably necessary in connection with the grant and perfection of a first priority security interest in the Collateral shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

(b)           The Administrative Agent shall have received the Organization Documents, board and (if required locally) shareholder resolutions and any other usual corporate and closing documentation for the Borrower and each other Loan Party, in form and substance reasonably satisfactory to it.

(c)           The Administrative Agent shall have received such certificates or resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date.

(d)           The Administrative Agent shall have received an opinion from Hughes Hubbard & Reed LLP, special counsel to the Loan Parties, substantially in the form of Exhibit A.

(e)           The Administrative Agent shall have received payment instructions in the agreed form (including authorization for the Administrative Agent to deduct any Fees and expenses then due and payable from the drawdown of the Loan).

(f)           The Administrative Agent shall have received and acting reasonably shall be satisfied with (i) the consolidated balance sheet and related statements of income and cash flows for the Parent Guarantor for the [*] fiscal year, as set forth in the Parent Guarantor’s Annual Report on Form 10-K for the fiscal year ended [*] filed with the Commission (the “Initial Financial Statements”), as well as a calculation of EBITDA for the [*] fiscal year, and (ii) forecasts of the financial performance of the Parent Guarantor on a monthly basis, through [*] (the “Initial Projections”).

(g)           The Parent Guarantor and its Subsidiaries and the transactions contemplated by the Loan Documents shall be in compliance, in all material respects, with all applicable Laws, including all applicable Environmental Laws.  All necessary governmental and material third party approvals in connection with the Loan Documents shall have been obtained and shall be in effect.

(h)           The Administrative Agent shall have received an Appraised Value Report current as of a date not earlier than [*] days prior to the Closing Date.

(i)           The Loan Parties shall have provided the documentation and other information to the Original Lender that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(j)           All costs, Fees, expenses (including, without limitation, reasonable legal fees and expenses and the fees and expenses of appraisers) and other compensation payable to the Administrative Agent and the Original Lender, as applicable, by the Borrower under the Loan Documents shall have been paid to the extent due, with respect to which the Borrower shall have received reasonably detailed invoices therefor at least [*] Business Days prior to the Closing Date.

(k)           The Administrative Agent shall be satisfied, acting reasonably, with all labor, pension, regulatory, health and safety, environmental, litigation, accounting and tax matters relating to each Borrower Group Member.

(l)           No change shall have occurred [*], and no additional information shall have been disclosed to or discovered by the Administrative Agent on or prior to the Closing Date (including, without limitation, information contained in any financial statements, review or report required to be provided to it in connection herewith), which the Administrative Agent determines, acting reasonably, has had or could reasonably be expected to have a Material Adverse Effect.

(m)           No material adverse change or material disruption shall have occurred since [*] in the financial, banking or capital markets generally (including, without limitation, the markets for loans to or debt securities issued by companies similar to the Parent Guarantor and the Borrower), which in the reasonable judgment of the Administrative Agent has had or could reasonably be expected to have a material adverse effect on the Facility.

SECTION 2.2.        General Conditions.

The Original Lender shall not be obligated to make the Loan hereunder on the Closing Date unless each of the following conditions precedent is satisfied or provided for in a manner reasonably satisfactory to the Administrative Agent, or duly waived in writing in accordance with Section 11.2:

(a)           All representations and warranties in this Agreement and each other Loan Document shall be true and correct in all material respects (except to the extent any representation or warranty is qualified by materiality, Material Adverse Effect or words of like import, in which case such representation or warranty shall be true and correct in all respects) as of the Closing Date.

(b)           No Default or Event of Default shall have occurred and be continuing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.1.        Corporate Existence; Compliance with Law.

Each Loan Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Schedule 3.1; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to the specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other Laws, is in compliance with all applicable provisions of law except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2.        Executive Offices, Collateral Locations, FEIN.

Each Loan Party’s name (as it appears in official filings in its state of incorporation or organization), state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and the location of each Loan Party’s chief executive office, principal place of business and location and the hangars, terminals, maintenance facilities, warehouses and premises at which any Collateral is located are set forth in Schedule 3.2, and none of such Collateral has been kept at any location other than the locations listed on Schedule 3.2 within four (4) months preceding the Closing Date (or since its acquisition if less than four (4) months prior to the Closing Date). In addition, Schedule 3.2 lists the federal employer identification number of each Loan Party. Each Loan Party has only one jurisdiction of existence, incorporation or organization, as applicable.

SECTION 3.3.        Corporate Power, Authorization, Enforceable Obligations.

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement, as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority, except for any such violation that could not reasonably be expected to have a Material Adverse Effect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, or require any payment to be made under, any material lease, material agreement, material indebtedness or other material instrument entered into or assumed by such Person or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of the Administrative Agent for the benefit of the Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(g), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents to which each Loan Party is a party has been duly executed and delivered by such Loan Party and each such Loan Document constitutes a legal, valid and binding obligation of such Loan Party enforceable against each of them in accordance with its terms.

SECTION 3.4.        Financial Statements and Initial Projections.

(a)           Initial Financial Statements. The Initial Financial Statements have been prepared in accordance with GAAP consistently applied throughout the period covered (except as disclosed therein) and present fairly in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries, including the Borrower Group, as at the date thereof and the consolidated results of their operations and cash flows for the period then ended.

(b)           Initial Projections. The Initial Projections have been prepared in good faith based upon the same accounting principles as those used in the preparation of the Initial Financial Statements and upon assumptions believed to be reasonable at the time such Initial Projections were delivered in light of conditions and facts known to the Loan Parties as of the date thereof (it being understood that projections by their nature are inherently uncertain, the Initial Projections are not a guaranty of future performance, and actual results may differ materially from the Initial Projections).

(c)           Parent Guarantor Financial Statements. The Parent Guarantor’s report on Form 10-K for the year ended [*] and each subsequent report on form 10-Q or Form 8-K filed by the Parent Guarantor with the SEC prior to the Closing Date, if any, did not as of the date of such report contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 3.5.        Material Adverse Effect; Burdensome Restrictions; Default.

(a) No Loan Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or non-ordinary-course forward or long-term commitments that are material and are not reflected in the Initial Financial Statements or Initial Projections delivered to the Lenders prior to the date hereof (or in the case of the Parent Guarantor, the Financial Statements referred to in Section 3.4(c)), (b) no contract, lease or other agreement or instrument has been entered into or assumed by any Loan Party or has become binding upon any Loan Party’s assets and no law or regulation applicable to any Loan Party has been adopted that has or could reasonably be expected to have a Material Adverse Effect and (c) no Loan Party is in default and to the best of any Loan Party’s knowledge no third party is in default under any material contract, lease or other agreement or instrument to which such Loan Party is a party or which is binding on such Loan Party, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

SECTION 3.6.        Ownership of Property.

Each Loan Party warrants that it has legal and valid title to, or legal and valid leasehold interests in, all of its personal property constituting Collateral.

SECTION 3.7.        Labor Matters.

Except as set forth on Schedule 3.7: (a) no strikes, work stoppages or other material labor disputes exist, are pending, or to the knowledge of any Loan Party, are threatened, against such Loan Party, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (b) hours worked by and payment made to employees of each Loan Party to such Loan Party’s knowledge, comply with each federal, state, local or foreign law applicable to such matters except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect; (c) there is no organizing activity involving any Loan Party pending or, to any Loan Party’s knowledge, threatened by any labor union or group of employees, that, in the aggregate, would reasonably be expected to have a Material Adverse Effect; (d) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened with the National Mediation Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition, that, in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (e) there are no material complaints or charges against any Loan Party pending or, to any Loan Party’s knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party of any individual, that, in the aggregate, would reasonably be expected to have a Material Adverse Effect. Schedule 3.7 sets forth each domestic collective bargaining agreement to which any Loan Party is a party or to which any Loan Party is otherwise bound, and each Loan Party has delivered true and complete copies of all such agreements to the Administrative Agent.

SECTION 3.8.        Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

Except as set forth in Schedule 3.8, no Borrower Group Member is engaged in any joint venture or partnership with any other Person. All of the issued and outstanding Stock of each Borrower Group Member is owned by each of its Stockholders, fully paid and non-assessable and in the amounts set forth in Schedule 3.8. Except as set forth in Schedule 3.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower Group Member may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of any Borrower Group Member (except for the Obligations) is described in Section 6.4 (including Schedule 6.4).

SECTION 3.9.        Government Regulation.

No Loan Party is or, after giving effect to the making of the Loan and the application of the proceeds thereof, will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940.

SECTION 3.10.      Margin Regulations.

No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause the Loan to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.

SECTION 3.11.      Taxes.

(a)           Except as provided on Schedule 3.11, all material federal, state, local, foreign and other Tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by each Loan Party have been filed with the appropriate Governmental Authority and all Taxes or Charges imposed on each Loan Party or any of its property have been timely paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Taxes, Charges or other amounts being contested in accordance with Section 5.2(b).

SECTION 3.12.      ERISA.

(a)           Schedule 3.12(a) lists as of the Closing Date all Pension Plans and all Retiree Welfare Plans of the Borrower Group Members and their ERISA Affiliates.  Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan (if applicable), have been made available, or will be made available promptly upon written request, to the Administrative Agent.  Except with respect to Multiemployer Plans, (i) each Qualified Plan has been determined by the IRS to qualify under Section 401(a) of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the IRC and to the knowledge of each Borrower Group Member, nothing has occurred that would cause the loss of such qualification or tax-exempt status and (ii) each Foreign Plan required to be registered under applicable law has been registered and has been maintained in good standing.  Each Plan is in compliance in all material respects both with its written terms and with the applicable provisions of ERISA, the IRC or other applicable law.  Each Borrower Group Member and all ERISA Affiliates have made (or accrued) all material contributions and paid all material amounts due as required (x) under the terms of the Plan, (y) by either Section 412, 430, 431 or 432 of the IRC or Section 302, 303, 304 or 305 of ERISA or (z) by applicable law.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) there are no pending, or to the knowledge of any Borrower Group Member or ERISA Affiliate, threatened, material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any fiduciary or sponsor thereof or any Borrower Group Member or ERISA Affiliate with respect to any Plan; (iii) there have been no Prohibited Transactions with respect to any Plan;  and (iv) except in the case of any ESOP, the Stock of each Borrower Group Member and their ERISA Affiliates makes up, in the aggregate, no more than [*] of the fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan.  The present value of all accumulated benefit obligations under each Title IV Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of July 31, 2009, exceed by more than [*] the fair market value of the assets of such Title IV Plan allocable to such accrued benefits, and if all Title IV Plans were terminated, the unfunded liabilities with respect to such Plans, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           With respect to any Multiemployer Plan, (i) as of the date of this Agreement, no Borrower Group Member or ERISA Affiliate has made or suffered a “complete withdrawal “ or a “partial withdrawal “ (as respectively defined in Sections 4203 and 4205 of ERISA), (ii) as of the date of this Agreement, no event has occurred that presents a material risk of a partial or complete withdrawal, (iii) no Borrower Group Member or ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and, to the knowledge of each Borrower Group Member, no circumstances exist that present a material risk that any such Multiemployer Plan will go into Reorganization or Insolvency, and (iv) as of the Closing Date, the Borrower Group Members and their ERISA Affiliates would not incur Withdrawal Liability that would result in a Material Adverse Effect in the aggregate if a complete withdrawal by the Borrower Group Members and their ERISA Affiliates occurred under each Multiemployer Plan as of such date.  To the knowledge of any Borrower Group Member or ERISA Affiliate, except as could not reasonably be expected to have a Material Adverse Effect, (x) no Multiemployer Plan has incurred an accumulated funding deficiency or failed to meet its minimum funding obligations, whether or not waived, and (y) no Multiemployer Plan is, or is reasonably expected to be, in “endangered status” or “critical status” within the meaning of Section 432 of the IRC.

SECTION 3.13.      No Litigation.

Except as set forth in Schedule 3.13, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Loan Party, threatened against any Loan Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that, individually or in the aggregate, (a) challenges any Loan Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder or (b) could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14.      Intellectual Property.

Each Borrower Group Member owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it. To the knowledge of each Loan Party, such Loan Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except for any such infringement or interference that could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.14, no Loan Party is aware of any infringement claim by any other Person with respect to any material Intellectual Property.

SECTION 3.15.      Full Disclosure.

No information contained in this Agreement, any of the other Loan Documents, the Initial Financial Statements or other written reports prepared by the Loan Parties and delivered hereunder or any written statement prepared by any Loan Party and furnished by or on behalf of any Loan Party to the Administrative Agent or Original Lender pursuant to the terms of this Agreement contains or will contain, when taken as a whole, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made and as of the date when made.

SECTION 3.16.      Environmental Matters.

(a)           Except as set forth in Schedule 3.16 or for any matter for which notice has been given under Section 5.7, and except for any matter that would not reasonably be expected to have a Material Adverse Effect: (i) no Loan Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its owned or material leased real estate (the “Real Estate”); (ii) each Loan Party is and has been in material compliance with all Environmental Laws; (iii) each Loan Party has obtained, and is in material compliance with, all Environmental Permits required by Environmental Laws for the operation of its business as presently conducted or as proposed to be conducted, and all such Environmental Permits are valid, uncontested and in good standing; (iv) there are no existing circumstances or conditions, including any Releases of Hazardous Materials, which are reasonably likely to result in a material Environmental Liability; (v) there is no unstayed Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by, any Loan Party; (vi) no notice has been received by any Loan Party alleging that such Loan Party has any material Environmental Liability; and (vii) each Loan Party has provided to the Administrative Agent written information pertaining to any material Environmental Liabilities of such Loan Party.

(b)           Each Loan Party hereby acknowledges and agrees that the Administrative Agent (i) is not now, and has not ever been, in control of any of the Real Estate or such Loan Party’s affairs so as to subject the Administrative Agent to any liability under Environmental Laws, including CERCLA, and (ii) does not have the capacity through the provisions of the Loan Documents to influence any Loan Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

(c)           None of the items set forth on Schedule 3.16 either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

SECTION 3.17.      Insurance.

Schedule 3.17 sets forth a list that is correct and complete in all material respects of the name of insurer, coverage, policy number and term of each insurance policy (collectively, the “Policies”) to which each Borrower Group Member is a party or by which any of their assets or any of their employees, officers or directors (in such capacity) are covered by property, fire and casualty, professional liability, public and product liability, workers’ compensation, extended coverage, business interruption, directors’ and officers’ liability insurance and other forms of insurance provided to each Borrower Group Member in connection with its business. All premiums required to be paid with respect to the Policies covering all periods up to and including the date hereof have been paid. Except as set forth on Schedule 3.17 hereto, all such Policies are in full force and effect. Except as set forth on Schedule 3.17 hereto, no Borrower Group Member has received any notice of default, cancellation or termination with respect to any provision of any such Policies, or any notice that the Insurer is unwilling to renew any such Policy following the currently scheduled expiration of such Policy or intends to materially modify any term of any such renewed Policy as compared to the existing Policy. With respect to its directors’ and officers’ liability insurance policies, no Borrower Group Member has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such Policies so as to jeopardize full recovery under such Policies. Except as set forth on Schedule 3.17 hereto, the Borrower Group Members do not have claims pending under the Policies in a stated amount in excess of [*] in the aggregate.

SECTION 3.18.      Use of Proceeds.

The proceeds of the Loan are being used by the Borrower for the purposes specified in Section 1.4.

SECTION 3.19.      Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.20.      Compliance With Industry Standards.

Each Loan Party maintains its Books and Records, aircraft, engines, spare parts and other assets and properties that are used in the conduct of its business in compliance in all material respects with applicable law, including but not limited to all rules, regulations and standards of the FAA or any other applicable Aviation Authority.

SECTION 3.21.      Collateral Documents.

The Collateral Documents, when executed, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in the Collateral described therein and proceeds thereof, subject to Permitted Encumbrances referred to in clauses (a), (d), (e), (i), (j) (other than with respect to contractual liens), (k), (l), (m) and (p) of the definition thereof to the extent preferred by applicable law.  When financing statements and other filings specified in the Collateral Documents in appropriate form are filed in the appropriate offices in the relevant jurisdictions, the Administrative Agent, for the benefit of the Lenders shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, subject to Permitted Encumbrances referred to in clauses (a), (d), (e), (i), (j) (other than with respect to contractual liens) (k), (l), (m) and (p) of the definition thereof to the extent preferred by applicable law.

SECTION 3.22.      Certificated Air Carrier.

The Borrower is a Certificated Air Carrier and possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions and consents that are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted (the “Permits”).  The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49. Neither the DOT nor FAA nor any other Aviation Authority has taken any action or proposed or, to the Borrower’s knowledge, threatened to take any action, to amend, modify, suspend, revoke, terminate, cancel, or otherwise affect such Permits, in each case, in a materially adverse manner.

SECTION 3.23.      Slots and Gate Interests.

Each Borrower Group Member is utilizing, or causing to be utilized, in all material respects, the Slots and Gate Interests as required by the applicable Governmental Authority including each applicable Airport Authority. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Borrower Group Member has received any notice from any Governmental Authority, including any Airport Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and use Gate Interests or Slots. Each Borrower Group Member’s Slots are described on Schedule 3.23.

ARTICLE 4

FINANCIAL STATEMENTS AND INFORMATION

SECTION 4.1.        Reports and Notices.

The Loan Parties hereby agree that from and after the Closing Date and until the Termination Date, they shall deliver to the Administrative Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex B.

SECTION 4.2.        Communication with Accountants.

Each Loan Party authorizes (a) the Administrative Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate, with prior notice to the applicable Loan Party and the Loan Party’s opportunity to be present, directly with its independent registered public accountants and authorizes and shall instruct those accountants to communicate to the Administrative Agent and such Lender, with notice to the applicable Loan Party, information relating to the applicable Loan Party with respect to the business, results of operations and financial condition of such Loan Party as the Administrative Agent or such Lender shall reasonably request.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Parent Guarantor and each Borrower Group Member, as applicable, agree that from and after the Closing Date and until the Termination Date:

SECTION 5.1.        Maintenance of Existence and Conduct of Business.

The Parent Guarantor and each Borrower Group Member shall (a) except as otherwise permitted by Section 6.1 or Section 6.2, do or cause to be done all things necessary to preserve and keep in full force and effect (i) its legal existence and (ii) all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business, and its material rights and franchises, and (b) at all times maintain, preserve and protect all of its assets and properties (including all Collateral) used or useful and necessary in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices except as otherwise permitted in the applicable Loan Documents, except in each case referred to in clauses (a)(ii) and (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2.        Payment of Taxes.

(a)           Subject to Section 5.2(b), each Borrower Group Member shall pay and discharge or cause to be paid and discharged promptly all Taxes payable by it, including Taxes imposed upon it, its income and profits, or any of its operations, its property (real, personal or mixed) and all taxes with respect to tax, social security and unemployment withholding with respect to its employees, before any thereof shall become past due, except in each case, where the failure to pay or discharge such taxes would not reasonably be expected to result in a Material Adverse Effect.

(b)           Each Borrower Group Member may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on its books, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges, taxes or claims that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, taxes and claims (except where the failure to pay or discharge such taxes or Charges would not result in aggregate liabilities or Liens in excess of [*]); (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) each Borrower Group Member shall promptly pay or discharge such contested Charges, taxes or claims and all additional charges, interest, penalties and expenses and shall deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to any Borrower Group Member or the conditions set forth in this Section 5.2(b) are no longer met.

SECTION 5.3.        Books and Records.

The Parent Guarantor and each Borrower Group Member shall keep adequate Books and Records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements.

SECTION 5.4.        Insurance.

Each Borrower Group Member shall, at its sole cost and expense, maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower (except with respect to health, medical and workers compensation self-insurance), insurance or reinsurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies of a same or similar size engaged in the same or similar business, of such types and in such amounts (giving effect to health, medical and workers compensation self insurance) as are customarily carried under similar circumstances by such other companies (including, without limitation, casualty insurance or reinsurance on its aircraft as required by any security agreement or lease relating thereto or as may otherwise be required under any Section 1110 Agreements).

SECTION 5.5.        Compliance with Laws.

The Parent Guarantor and each Borrower Group Member shall comply with all federal, state, local and foreign laws and regulations applicable to it, including labor laws, and Environmental Laws and Environmental Permits, and laws and regulations of any Aviation Authority applicable to it, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (including, without limitation, as a result of the loss of any material Permit).

SECTION 5.6.        Intellectual Property.

Subject to Section 6.1(a)(vii), each Borrower Group Member shall own or have rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it.  Each Borrower Group Member shall do or cause to be done all things necessary to preserve and keep in full force and effect at all times all material registered Patents, Trademarks, trade names, Copyrights and service marks necessary in the conduct of its business.  Each Borrower Group Member shall conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except to the extent that any such infringement or interference could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.7.        Environmental Matters.

Each Borrower Group Member shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are necessary to comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify the Administrative Agent promptly after such Borrower Group Member becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in the Borrower incurring Environmental Liabilities in excess of [*] individually or [*] in the aggregate in a Fiscal Year; and (d) promptly forward to the Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Borrower Group Member in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in  any Borrower Group Member incurring Environmental Liabilities in excess of [*] individually or [*] in the aggregate in a Fiscal Year.

SECTION 5.8.        Further Assurances.

Subject to Section 5.9(b), the Parent Guarantor and each Borrower Group Member agrees that it shall, at its expense and upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or reasonably requested by the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

SECTION 5.9.        Additional Collateral Documents.

(a)           To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property), each Borrower Group Member agrees to do promptly each of the following, unless otherwise agreed by the Administrative Agent:

(i)             deliver to the Administrative Agent such duly executed supplements and amendments to any of the Collateral Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably deems necessary in order to effectively grant to the Administrative Agent for the benefit of the Lenders, a valid, first-priority, perfected and enforceable security interest in all assets, personal property or property interests that constitute Collateral;

(ii)            deliver to the Administrative Agent all certificates, instruments and other documents representing all Collateral required to be pledged and delivered under the Collateral Documents;

(iii)           take such other actions as the Administrative Agent reasonably deems necessary to create, maintain, perfect or protect the security interest required to be granted pursuant to clause (i) above, including the filing of financing statements or other recordations in such jurisdictions as may be required by the Collateral Documents, the Code, the DOT, the FAA or applicable law, or as may be reasonably requested by the Administrative Agent; and

(iv)          if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above in connection with Collateral acquired or subjected to the Lien of the Guarantee and Collateral Agreement after the date hereof, which opinions shall be in form and substance consistent with those delivered on the Closing Date and from counsel reasonably satisfactory to the Administrative Agent.

(b)           Notwithstanding the foregoing, (i) the Administrative Agent shall not take any security interest in or require any actions to be taken with respect to any property to the extent that the granting of such a security interest would constitute a breach or violation of a valid and effective restriction in place as of the date hereof in favor of a third party (including, without limitation, mandatory consent rights; and the parties agree that the Administrative Agent shall not require any action to be taken with respect to such consent rights), that would result in the termination of any Borrower Group Member’s interest in such property or give rise to any indemnification obligations or any right to terminate or commence the exercise of remedies under such restrictions, and (ii) Liens required to be granted and actions required to be taken pursuant to this Section 5.9 shall all be subject to exceptions and limitations (including Liens permitted pursuant to Section 6.7) consistent with those set forth herein and in the Collateral Documents. Nothing in this Section 5.9(b) shall obligate the Administrative Agent or any Lender to release its Lien on any Collateral.

SECTION 5.10.      Access.

Each Borrower Group Member shall provide the Administrative Agent access to its properties and to the Collateral in accordance with Section 1.9.

SECTION 5.11.      Slot Utilization.

Subject to transfers, exchanges and other dispositions permitted by this Agreement, each Borrower Group Member will utilize (or arrange for utilization by leasing or exchanging Slots with other air carriers) the Slots in a manner consistent in all material respects with applicable regulations, rules, laws and contracts in order to preserve its right to hold and operate the Slots, taking into account any waivers or other relief granted to such Borrower Group Member by the FAA, any other applicable Governmental Authority or any Airport Authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.12.      ERISA/Labor Matters.

A Loan Party shall furnish the Administrative Agent (with sufficient copies for each of Lenders) each of the following:

(a)           promptly and in any event within [*] Business Days after any Borrower Group Member or any ERISA Affiliate knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Multiemployer Plan, a written statement of an officer of such Borrower Group Member or ERISA Affiliate describing such waiver request and the action, if any, such Borrower Group Member and any ERISA Affiliate propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(b)           promptly and in any event within [*] Business Days after any Borrower Group Member or any ERISA Affiliate receives any adverse communication from a Governmental Authority (including a non-US Governmental Authority) that could result in a material increase to or accelerate the payment of any material liability with respect to a Pension Plan, a copy of such notice;

(c)           promptly and in any event within [*] Business Days after any Borrower Group Member (i) commences or terminates negotiations with any collective bargaining agent for the purpose of materially changing any collective bargaining agreement; (ii) reaches an agreement with any collective bargaining agent prior to ratification for the purpose of materially changing any collective bargaining agreement; (iii) ratifies any agreement reached with a collective bargaining agent for the purpose of materially changing any collective bargaining agreement; or (iv) becomes subject to a “cooling off period” under the auspices of the National Mediation Board, notification of the commencement or termination of such negotiations, a copy of such agreement or notice of such ratification or “cooling off period,” as the case may be;

(d)           promptly and in any event within [*] Business Days after any Borrower Group Member or any ERISA Affiliate knows that any ERISA Event has occurred, a statement describing such ERISA Event and the action, if any, that such Borrower Group Member or ERISA Affiliate has taken and proposes to take with respect thereto and, on the date any records, documents or other information must be furnished to the PBGC or other applicable Governmental Authority with respect to such ERISA Event, a copy of such records, documents and information;

(e)           promptly and in any event within [*] Business Days following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Borrower Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower Group Members or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower Group Member and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof, and further provided, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period; and

(f)           promptly and in any event within [*] Business Days after receipt thereof by any Borrower Group Member or ERISA Affiliate from a sponsor of a Multiemployer Plan, copies of each notice concerning (i)(A) the imposition of Withdrawal Liability by such Multiemployer Plan or (B) the Reorganization, Insolvency or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or the determination that such Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432 of the IRC, and (ii) the amount of liability incurred or that may be incurred by the Borrower or any ERISA Affiliate in connection with any event described in clause (i).

SECTION 5.13.      Maintenance of Liens and Collateral.

 Each Borrower Group Member, subject to Section 5.9, shall do or cause to be done all things necessary to preserve and keep in full force and effect at all times the Liens securing the Obligations as provided in the Loan Documents.

SECTION 5.14.      Use of Proceeds.

The proceeds of the Loan will be used by the Borrower for the purposes specified in Section 1.4.

SECTION 5.15.      Pari Passu.

The Borrower shall ensure that its obligations under the Loan Documents shall at all times rank at least pari passu with all its present and future unsecured and unsubordinated indebtedness with the exception of any obligations that are mandatorily preferred by any applicable laws to companies generally and not by contract.

ARTICLE 6

NEGATIVE COVENANTS

Each of the Borrower Group Members and, in the case of Sections 6.1(b) and 6.2(b) only, the Parent Guarantor agrees that from and after the Closing Date until the Termination Date:

SECTION 6.1.        Sale of Stock and Assets.

(a)           No Borrower Group Member shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) (any such disposition being an “Asset Sale”), other than the following (without duplication):

(i)           sales and other dispositions of immaterial assets in the ordinary course of business, and swaps, exchanges, interchange or pooling of assets in the ordinary course of business;

(ii)          sales or dispositions of surplus, obsolete, negligible or uneconomical assets no longer used or useful in the business of such Borrower Group Member;

(iii)           [Intentionally Omitted];

(iv)          sales or dispositions of Inventory (other than Collateral) in the ordinary course of business;

(v)           subject to Section 1.2(b)(iv) in respect of sales or dispositions of assets that comprise the Collateral, sales or dispositions of other assets in arm’s length transactions at fair market value in an aggregate amount not to exceed [*] in the aggregate in any Fiscal Year;

(vi)          (x) sale, disposition, exchange or abandonment of Intellectual Property; provided, that such abandonment is (A) in the ordinary course of business consistent with past practices and (B) with respect to Intellectual Property that is not material to the business of such Borrower Group Member and (y) licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practices;

(vii)         sale, disposition, exchange, lease or abandonment of Slots unless such sale, disposition, exchange, lease or abandonment could reasonably be expected to result in a Material Adverse Effect;

(viii)        sale-leaseback, synthetic lease or similar transactions involving Section 1110 Assets (other than such Section 1110 Assets that comprise the Collateral), aircraft or engines;

(ix)           the disposition of leasehold or similar interests in Real Estate that is not owned Real Estate (including Gate Interests), including through assignment, sublease or lease termination, as a whole or in part, or the return, surrender, exchange or abandonment of any property subject thereto to the extent any such disposition individually or all such dispositions in the aggregate could not reasonably be expected to result in a Material Adverse Effect; and

(x)           sale or disposition of aircraft, engines or spare parts, so long as such sale is consistent in all material respects with the Projections.

(b)           The Parent Guarantor shall not sell, transfer, convey or otherwise dispose of the Stock of (i) the Borrower or (ii) the Subsidiary of the Parent Guarantor (other than Lynx) with the highest gross revenues among all Subsidiaries of the Parent Guarantor (excluding the Borrower) for the preceding four full Fiscal Quarters, determined in accordance with GAAP at the time of such sale, transfer, conveyance or disposition.

SECTION 6.2.        Mergers.

(a)           No Borrower Group Member may enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, sell and leaseback, assign, convey, transfer or otherwise dispose of all or substantially all of its property or business, except that:

(i)             any Borrower Group Member (other than the Borrower) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Borrower Group Member (other than the Borrower);

(ii)            any Borrower Group Member (other than the Borrower) may sell, lease, sell and leaseback, assign, convey, transfer or otherwise dispose of any or all of its assets (A) to the Borrower or any other Borrower Group Member (upon voluntary liquidation or otherwise) or (B) pursuant to an Asset Sale permitted by Section 6.1; and

(iii)           any Investment expressly permitted by Section 6.5 may be structured as a merger, consolidation or amalgamation.

(b)           The Parent Guarantor may not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, sell and leaseback, assign, convey, transfer or otherwise dispose of all or substantially all of its property or business other than pursuant to a Permitted Merger.

SECTION 6.3.        Restricted Payments.

No Borrower Group Member shall make any Restricted Payment except (a) Restricted Payments made by any Borrower Group Member (other than the Borrower) to the Borrower, and (b) inter-company loans and advances made by the Borrower to the extent permitted under Section 6.5(c).

SECTION 6.4.        Indebtedness.

(a)           No Borrower Group Member shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i)             Indebtedness secured by purchase money security interests and Capital Leases (including in the form of sale-leaseback, synthetic lease or similar transactions) to the extent such Indebtedness (A) finances the acquisition or construction of aircraft, engines or spare parts (other than Spare Parts) or (B) finances the acquisition or construction of other assets and the principal amount of any such Indebtedness permitted under this clause (B) does not exceed [*] at any one time outstanding; provided, that the amount of such Indebtedness does not exceed [*]% of the purchase price or construction cost (including any capitalized interest and issuance fees) of the subject asset;

(ii)            the Loan and the other Obligations;

(iii)           Indebtedness existing as of the Closing Date described in Schedule 6.4 (including, for the avoidance of doubt, Indebtedness that may be incurred from time to time under revolving lines of credit referred to on Schedule 6.4);

(iv)          Indebtedness owed to any Lender (or any of its Affiliates) or any other Person in connection with Investments permitted under Section 6.5(d);

(v)           Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(vi)          Indebtedness to credit card processors in connection with credit card processing services and affinity card programs incurred in the ordinary course of business and consistent with past practices;

(vii)         Indebtedness in respect of letters of credit, surety and appeal bonds in an aggregate outstanding amount not to exceed [*];

(viii)        Indebtedness constituting a Permitted Refinancing of Indebtedness referred to in clauses (i) or (iii) above or (xii) below;

(ix)           unsecured Indebtedness (including letters of credit) incurred subsequent to the Closing Date to provide credit support for (x) obligations arising in the ordinary course of business and consistent with past practices in connection with credit card processing services and affinity card programs and (y) the Indebtedness described in clause (v) above;

(x)            other unsecured Indebtedness incurred subsequent to the Closing Date in an aggregate amount not to exceed [*] outstanding at any time;

(xi)           (A) Guaranteed Indebtedness incurred (x) by endorsement of instruments or items of payment for deposit to the general account of such Borrower Group Member in the ordinary course of business, or (y) for the benefit of any Loan Party if the primary obligation is expressly permitted by this Agreement, and (B) Guaranteed Indebtedness to the extent existing on the Closing Date as set forth in Schedule 6.4;

(xii)          Indebtedness (A) financing the acquisition of aircraft, engines or spare parts (other than Spare Parts) or the making of deposits or predelivery payments in connection with any such acquisition, in each case to the extent such acquisition is consistent with the Projections and is expected to be financed with Indebtedness permitted pursuant to Section 6.4(a)(i), or (B) otherwise secured by any aircraft, engines or spare parts (other than Spare Parts); and

(xiii)         inter-company Indebtedness permitted under Section 6.5(c).

(b)           No Borrower Group Member shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Lien permitted under Section 6.6 if the asset securing such Indebtedness on a first-priority basis has been sold or otherwise disposed of in accordance with Section 6.1 and the proceeds of such sale or disposal are used to repay such Indebtedness; (iii) Indebtedness utilized to finance the acquisition of any aircraft, engines or spare parts (other than Spare Parts); (iv) Indebtedness subject to any Permitted Refinancing; (v) other Indebtedness not in excess of [*]; (vi) Indebtedness incurred subsequent to the Closing Date permitted under Section 6.4(a) (other than Indebtedness permitted under Section 6.4(a)(iii) or any Permitted Refinancing thereof); and (vii) as otherwise permitted in Section 6.3.

SECTION 6.5.        Investments; Loan and Advances.

No Borrower Group Member shall make or permit to exist any Investment except (without duplication):

(a)           Investments comprised of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, or of notes payable, or stock or other securities, issued by Account Debtors to such Borrower Group Member pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(b)           Investments existing as of the Closing Date summarized on Schedule 6.5;

(c)           Investments by the Borrower in (i) the Parent Guarantor, (ii) any Subsidiary of the Parent Guarantor (other than any Borrower Group Member), and (iii) any other Borrower Group Member; provided that any such Investments made on or after the Closing Date do not exceed an aggregate amount equal to [*], and in the case of (i) and (iii), such Investments consisting of inter-company loans shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; and provided further, however, that none of the limitations or requirements contained in the foregoing proviso shall apply to any inter-company loans made by the Borrower to the Parent Guarantor; provided further, however, on the Closing Date, the Parent Guarantor shall pledge to the Administrative Agent pursuant to the Guarantee and Collateral Agreement revolving inter-company notes of each Subsidiary (other than the Borrower Group Members), which shall be in an aggregate face amount (but allocated among such Subsidiaries on a pro rata or other basis reasonably acceptable to the Administrative Agent) not less than the amount by which the inter-company cash advances made by the Borrower to the Parent Guarantor from time to time outstanding exceed in the aggregate the total amount of cash and Cash Equivalents then held by the Parent Guarantor;

(d)           the Borrower may make Investments consisting of (i) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (ii) interest rate swap, cap or collar agreements and interest rate future or option contracts, and (iii) fuel hedges and other derivatives contracts, in each case, to the extent that such agreement or contract is entered into in the ordinary course of business and not for speculation;

(e)           Investments in fuel consortia in the ordinary course of business consistent with past practice and consistent with industry practice;

(f)           Investments in the form of Cash Equivalents;

(g)           advances to officers, directors and employees of any Borrower Group Member in an aggregate amount not to exceed [*] at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(h)           Guaranteed Indebtedness permitted by Section 6.4; and

(i)           the Borrower may make other Investments in an aggregate amount outstanding at any one time not to exceed [*] for all Investments made pursuant to this clause (i).

SECTION 6.6.        Liens.

No Borrower Group Member shall create, incur, assume or permit to exist any Lien on or with respect to (i) the Collateral or (ii) any of its other properties or assets (whether now owned or hereafter acquired), except for:

(a)           Permitted Encumbrances;

(b)           Liens securing Indebtedness permitted by Section 6.4(a)(xii), to the extent such Lien is solely with respect to the applicable aircraft, engines or spare parts, any purchase contract relating thereto and any proceeds thereof.

(c)           Liens created by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness, in each case, permitted under Section 6.4(a)(i); provided, that (A) such Liens attach only to the assets (including related leases and subleases thereof and other assets integral to the use thereof including security deposits from any sublessee collaterally assigned for the benefit of lessors) subject to such purchase money debt, and (B) such Indebtedness is incurred within [*] days following such purchase and does not exceed [*] of the purchase price of the subject assets;

(d)           Liens securing Indebtedness permitted by Section 6.4(a)(v);

(e)           Liens on its deposit and operating accounts and amounts on deposit therein in favor of the beneficiaries of the amounts on deposit therein to the extent such Liens secure obligations owed to such beneficiaries and such obligations are otherwise permitted pursuant this Agreement;

(f)            any interest or title of a licensor, lessor or sublessor granted to others, but, with respect to the Collateral, only to the extent permitted by any of the Collateral Documents;

(g)           customary banker’s Liens on its bank accounts and amounts on deposit therein in favor of the depositary institutions where such accounts are maintained to secure fees, overdrafts, returned checks, and similar obligations;

(h)           Liens in respect of rights of setoff, recoupment and holdback in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business and consistent with past practices;

(i)            Liens on cash deposits securing obligations referred to in Section 6.4(a)(vii) in an aggregate amount not in excess of [*];

(j)            Liens on cash deposits pledged as collateral for Indebtedness permitted under Section 6.4(a)(iv) in connection with Investments permitted under Section 6.5(d);

(k)           Liens securing a Permitted Refinancing of Indebtedness, to the extent such Indebtedness being refinanced was originally secured in accordance with this Section 6.6; provided that such Lien does not attach to any additional property or assets of any Borrower Group Member;

(l)            Liens securing the Loan and the other Obligations;

(m)          Liens created in connection with operating Leases; provided that, such Liens attach only to the assets subject to such Lease (including any sublease thereof, other assets integral to the use thereof and security deposits from any sublessee collaterally assigned for the benefit of lessors); and

(n)           other Liens so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed, in the aggregate, [*].

SECTION 6.7.        Limitation on Negative Pledge Clauses.

No Borrower Group Member will enter into any agreement (other than the Loan Documents) with any Person which prohibits or limits the ability of such Borrower Group Member to create, incur, assume or suffer to exist any Lien securing the Obligations upon any of its properties, assets or revenues, whether now owned or hereafter acquired, other than agreements that contain (a) prohibitions or limitations existing on the Closing Date and listed on Schedule 6.7, and any extension or renewal thereof on terms no less favorable to such Borrower Group Member, (b) prohibitions set forth in the Loan Documents, (c) prohibitions or restrictions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement if such prohibition or restriction applies only to property secured or financed by such Indebtedness or other obligations and (d) restrictions prohibiting Liens contained in agreements relating to the use and occupancy of airport premises and facilities, operating leases, Capital Leases or Licenses with respect to properties subject thereto and interests created therein.

SECTION 6.8.        Affiliate Transactions.

No Borrower Group Member will sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than between Loan Parties), except transactions (a) at prices and on terms and conditions no less favorable to such Borrower Group Member than could be obtained on an arm’s length basis from unrelated third parties and (b) any dividends, other distributions or payments permitted by Section 6.3.

SECTION 6.9.        Capital Expenditures.

No Borrower Group Member may make or commit to make any Capital Expenditure, except Capital Expenditures of Borrower Group Members (i) for aircraft, engines, aircraft spare parts and ground handling equipment or (ii) in the ordinary course of business not exceeding [*] in the aggregate in any Fiscal Year; provided, that (a) all or any portion of the amount referred to in clause (ii) above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (b) Capital Expenditures made pursuant to clause (ii) above during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above.

SECTION 6.10.      Clauses Restricting Subsidiary Distributions.

No Subsidiary of the Borrower shall enter into or suffer to exist or become effective any consensual encumbrance or restriction on its ability to (a) make Restricted Payments in respect of any Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Borrower Group Member, (b) make loans or advances to, or other Investments in, the Borrower or any other Borrower Group Member or (c) transfer any of its assets to the Borrower or any other Borrower Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any agreements existing on the Closing Date and listed on Schedule 6.10 and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Stock or assets of such Subsidiary.

SECTION 6.11.      Capital Structure and Business.

No Borrower Group Member shall amend its Organization Documents in a manner that would adversely affect in any material respect the rights or remedies of the Administrative Agent or Lenders under the Loan Documents, or such Borrower Group Member’s duty or ability to repay the Obligations. No Borrower Group Member shall engage in any business other than the businesses currently engaged in by it and businesses that are reasonably related thereto. No Borrower Group Member shall make any changes to its equity capital structure as in existence on the Closing Date, except pursuant to any transaction permitted under any other provision contained herein.

SECTION 6.12.      Change of Fiscal Year.

No Borrower Group Member shall change its Fiscal Year other than to conform its Fiscal Year with the Fiscal Year of the Parent Guarantor.

SECTION 6.13.      Financial Covenants.

The Borrower shall not breach or fail to comply with any of the Financial Covenants.

ARTICLE 7

TERM

SECTION 7.1.        Termination.

The financing arrangements contemplated hereby shall be in effect until the Maturity Date (or, if earlier, the Termination Date), and the Loan and all other Obligations shall be automatically due and payable in full on the Maturity Date.

SECTION 7.2.        Survival of Obligations Upon Termination of Financing Arrangements.

Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Loan Party or the rights of the Administrative Agent and the Lenders relating to any unpaid portion of the Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon each Loan Party, and all rights of the Administrative Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the payment obligations under Sections 1.11, 1.12 and 1.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

ARTICLE 8

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

SECTION 8.1.        Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Any Loan Party (i) fails to make any payment of principal of the Loan or scheduled interest in respect thereof when due and payable, or (ii) fails to make any payment of any interest (not referred to in clause (i)) or any other Obligations not covered in clause (i) above within three [*] Business Days of the date when due and payable.

(b)           Any Loan Party fails or neglects to perform or observe (i) any of the provisions of Section 1.2, Section 4.1 with respect to paragraph (e) of Annex B, Section 5.1(a)(i) or Article 6 on its part to be performed or observed, (ii) any of the provisions of Section 4.1 (other than with respect to paragraph (e) of Annex B) on its part to be performed or observed and such failure continues for ten [*] Business Days from the date that the Administrative Agent delivers to the Borrower written notice of such failure, or (iii) any of the provisions of Article 5 (other than Section 5.1(a)(i)) on its part to be performed or observed and such failure continues for [*] days from the date that the Administrative Agent delivers to the Borrower written notice of such failure.

(c)           Any representation or warranty of any Loan Party contained herein or in any other Loan Document or in any written statement, report, financial statement or certificate made or delivered to the Administrative Agent or any Lender by any Loan Party is untrue or incorrect in any material respect, in each case, as of the date when made or deemed made.

(d)           (i) Any Loan Party shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of substantially all of its property, or (ii) any Loan Party shall admit in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or (iii) any Loan Party shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time), or (iv) any Loan Party shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations (as in effect at such time) or (v) any Loan Party’s board of directors shall adopt a resolution authorizing any of the foregoing.

(e)           An order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the applicable Loan Party, a receiver, trustee or liquidator of any Loan Party or of substantially all of its property, or substantially all of the property of any Loan Party shall be sequestered, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed and unvacated for a period of thirty [*] days after the date of entry thereof; or a petition against any Loan Party in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within [*] days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to any Loan Party, any court of competent jurisdiction assumes jurisdiction, custody or control of any Loan Party or of substantially all of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of [*] days.

(f)            (i) A final judgment or judgments for the payment of money in excess of [*] in the aggregate (to the extent not covered by insurance policies as to which liability has been accepted by the insurance carrier) at any time are outstanding against one or more Borrower Group Members or (ii) a final judgment or judgments for the payment of money in excess of [*] in the aggregate (to the extent not covered by insurance policies as to which liability has been accepted by the insurance carrier) at any time are outstanding against the Parent Guarantor or any Subsidiary thereof that is not a Borrower Group Member, and the same shall remain undischarged, unvacated and unstayed for a period of [*] consecutive days after the entry thereof.

(g)           The Loan Documents shall, for any reason (other than pursuant to the terms hereof of thereof), cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided for in the Collateral Documents, or any Loan Party shall so allege in any pleading filed in any court, or any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Loan Party party thereto (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

(h)           The Borrower shall cease to be a Certificated Air Carrier.

(i)            In the case of any Slots or Gate Interests, any applicable Aviation Authority modifies, suspends, revokes, terminates, cancels or otherwise takes any action that adversely affects any Borrower Group Member’s Permits or any Borrower Group Member’s use or occupation or maintenance of or other interest in such Slots and Gate Interests due to any Borrower Group Member’s failure to abide by applicable law or any contract governing the use of such Slots and Gate Interests, or any Borrower Group Member otherwise ceases to use, occupy or maintain such Slots and Gate Interests, and any event referred to in this clause (i) could reasonably be expected to have a Material Adverse Effect.

(j)            (i) An ERISA Event shall have occurred, (ii) any Qualified Plan shall lose its qualified or tax exempt status or any Foreign Plan shall fail to maintain its good standing, or (iii) a Prohibited Transaction shall have occurred; and in each case in clauses (i) through (iii), such event or condition, together with all other such events or conditions that have occurred, if any, could reasonably be expected to have a Material Adverse Effect.

(k)           Any “Event of Default” or analogous term (as defined in the applicable Cross Default Agreement) after giving effect to any applicable notice, cure and grace periods (each, a “Cross Default”), shall have occurred and be continuing under (i) any Cross Default Agreement (unless waived under such Cross Default Agreement pursuant to the terms thereof, or unless waived hereunder by the Lender Party party to such Cross Default Agreement, in such Lender Party’s sole discretion) or (ii) the Bombardier Purchase Agreement (unless waived under the Bombardier Purchase Agreement pursuant to the terms thereof); provided that any Cross Default that occurs under any Cross Default Agreement between (i) any Lender Party other than the Original Lender or any Affiliate thereof and (ii) any of the Borrower, the Parent Guarantor or any of their respective Affiliates, shall not constitute an Event of Default under this subsection (k) unless such Lender Party shall hold at least [*] of the outstanding principal amount of the Loan.

SECTION 8.2.        Remedies.

If any Event of Default has occurred and is continuing, (i) the Administrative Agent may (and at the written request of the Requisite Lenders shall) terminate the Commitments, if any, and/or declare all or any portion of the Obligations, including all or any portion of any Loan, to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Loan Parties, or in the case of an Event of Default under Section 8.1(d)(iii) or (iv) with respect to the Borrower or the Parent Guarantor the Obligations shall automatically become due and payable, and (ii) the Administrative Agent may (and at the written request of the Requisite Lenders, shall), without notice, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Code.

SECTION 8.3.        Waivers by Borrower.

Except as otherwise provided for in this Agreement or by applicable law, the Loan Parties waive: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Administrative Agent on which any Loan Party may in any way be liable, (b) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Administrative Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

ARTICLE 9

ASSIGNMENT AND PARTICIPATIONS;
THE ADMINISTRATIVE AGENT

SECTION 9.1.        Assignment and Participations.

(a)           Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to the Loan) to any other Person acceptable to the Administrative Agent, provided, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loan and Commitments subject to any such Sale shall be in a minimum amount equal to [*], unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates’ and Approved Funds’) entire interest in the Loan or is made with the prior written consent of the Borrower and the Administrative Agent; provided, however, that no Lender shall sell, transfer, negotiate or assign any portion of its rights or obligations hereunder to a Person engaged in the business of air transportation in competition with any Loan Party or any of its Subsidiaries without the prior written consent of such Loan Party.

(b)           Procedure. The parties to each Sale made in reliance on clause (a) above (other than those described in clause (e) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any documentation required to be delivered pursuant to Section 1.10(c) (which shall also be delivered to the Borrower) and payment by the assignee of an assignment fee in the amount of [*]. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent, acting for this purpose as an agent of the Borrower, shall record or cause to be recorded in a register held at one of its offices (the “Register”) information contained in such Assignment.

(c)           Effectiveness. Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment, and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto.

(d)           Grant of Security Interests. In addition to the other rights provided in this Section 9.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loan), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(e)           Participants and SPVs. In addition to the other rights provided in this Section 9.1, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to maintain all or any part of the Loan that such Lender would otherwise be required to maintain hereunder (and the exercise of such option by such SPV and the maintaining of the Loan pursuant thereto shall satisfy the obligation of such Lender to maintain such Loan hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents; provided, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make the Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Borrower towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Section 1.8, Section 1.10 and Section 1.11, but, in the case of Section 1.10, only to the extent any such participant or SPV that is a Foreign Person complies with Section 1.10(c) as if it were a Lender, and in each such case only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to the Loan funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender; provided, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii)(B) and (iii)(C) of Section 11.2(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.2(a)(vii) (or amendments, consents and waivers to release all or substantially all of the Collateral). No party hereto shall institute against any SPV grantee of an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnified Person against any Liability that may be incurred by, or asserted against, such Indemnified Person as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

SECTION 9.2.        The Administrative Agent.

(a)           Appointment and Authorization.  Each Lender hereby irrevocably designates and appoints [*] as the “Administrative Agent” under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to it thereby and to exercise such other powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties other than those expressly set forth in a Loan Document, or any fiduciary relationship with any Lender, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent.  The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower.  Notwithstanding any provision of this Agreement or any other Loan Document, in no event shall the Administrative Agent ever be required to take any action which exposes it to personal liability or which is contrary to the provision of any Loan Document or applicable law.

(b)           Delegation of Duties.  The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

(c)           Exculpatory Provisions.  Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted (i) with the consent or at the direction of the Requisite Lenders or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Administrative Agent shall not be responsible to any Lender or other Person for (a) any recitals, representations, warranties or other statements made by the Borrower or any of its Affiliates, (b) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document, (c) any failure of the Borrower or any of its Affiliates to perform any obligation or (d) the satisfaction of any condition specified in Article 2.  The Administrative Agent shall not have any obligation to any Lender to ascertain or inquire about the observance or performance of any agreement contained in any Loan Document or to inspect the properties, books or records of the Borrower or any of its Affiliates.  The Administrative Agent shall not be responsible to any Lender or the Borrower for any determination concerning whether any Person is an Eligible Assignee.

(d)           Reliance by Administrative Agent.  As between the Administrative Agent and the Lenders, the Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Lenders, and assurance of its indemnification, as it deems appropriate.  Subject to Section 11.2, the Administrative Agent shall not effect any waiver or grant any consent or make any determination (except as provided in Section 1.5) without the direction of the Requisite Lenders.

(e)           Notice of Events of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless it has received notice from any Lender or the Borrower stating that a Default has occurred hereunder and describing such Default.  Promptly upon receiving notice of the occurrence of any Default, the Administrative Agent shall notify each Lender of such occurrence.  The Administrative Agent shall take such action concerning a Default as may be directed by the Requisite Lenders (or, if required for such action, all of the Lenders), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Lenders.

(f)           Non-Reliance on Administrative Agent and Other Lenders; Lender Representations.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Each Lender represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and its own decision to enter into this Agreement and to take, or omit, action under any Loan Document.  Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any information concerning the Borrower or any of its Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(g)           Administrative Agent and Affiliates.  Each of the Administrative Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates and, in its role as Lender, [*] may exercise or refrain from exercising its rights and powers as if it were not Administrative Agent.

(h)           Indemnification.  Each Lender shall indemnify and hold harmless each of the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or related to, any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of the Loan Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

(i)            Successor Administrative Agent.  The Administrative Agent may, upon at least [*] days prior written notice to the Borrower and each Lender, resign its position as the Administrative Agent.  Such resignation shall not become effective until a successor Administrative Agent is appointed by the Requisite Lenders and has accepted such appointment.  Upon such acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation hereunder, the provisions of Section 1.8 and this Section 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE 10

SUCCESSORS AND ASSIGNS

This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of the Loan Parties, the Administrative Agent, the Lenders and their respective successors and assigns, except as otherwise provided herein or therein. The Loan Parties may not assign, transfer, hypothecate or otherwise convey their rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by the Loan Parties without the prior express written consent of the Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Loan Parties, the Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

ARTICLE 11

MISCELLANEOUS

SECTION 11.1.      Complete Agreement; Modification of Agreement.

The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between the Borrower and the Administrative Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

SECTION 11.2.      Amendments and Waivers.

(a)           Except as otherwise expressly provided in this Agreement, the Requisite Lenders (or the Administrative Agent with the prior written consent of the Requisite Lenders), on the one hand, and the Loan Parties, on the other hand, may from time to time enter into written amendments, supplements or modifications for the purpose of adding, deleting or modifying any provision of any Loan Document or changing in any manner the rights, remedies, obligations and duties of the parties thereto, and with the written consent of the Requisite Lenders, the Administrative Agent, on behalf of the Lenders, may execute and deliver a written instrument waiving, on such terms and conditions as may be specified in such instrument, any of the requirements applicable to the Loan Parties, or any Default or Event of Default and its consequences; provided, that:

(i)             no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Requisite Lenders affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and

(ii)            the Administrative Agent may, with the prior written consent of the Borrower, amend, modify or supplement any Loan Document to cure any ambiguity, typographical error, defect or inconsistency;

provided, further, that without the prior written consent (in addition to Lenders required above to take such action) of each Lender directly affected thereby, no such amendment, supplement, modification or waiver shall be effective to:

(iii)           (A) modify the Commitment of such Lender or subject such Lender to any additional obligation, (B) extend any scheduled final maturity of the Loan, (C) waive or reduce, or postpone or cancel any scheduled date fixed for the payment of (it being understood that any mandatory prepayment required under Section 1.2(b) does not constitute any scheduled date fixed for payments), principal of or interest on the Loan or any fees owing to such Lender, (D) reduce, or release any Loan Party from its obligations to repay, any other Obligation owed to such Lender or (E) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement;

(iv)           amend, modify or waive any provision of Section 1.2 or 1.3;

(v)           subordinate any of the Obligations or Liens securing the Obligations, except as permitted by this Agreement or any other Loan Document; or

(vi)           (A) amend, modify or waive this Section 11.2 or any other provision specifying the Administrative Agent, Lenders or group of Lenders required for any amendment, modification or waiver thereof or (B) change the respective percentages specified in the definition of “Requisite Lenders”;

provided, further, that no such amendment, supplement, modification or waiver shall be effective to, without the prior written consent of all Lenders:

(vii)          release or permit the Loan Parties to sell or otherwise dispose of all or substantially all of the Collateral provided for in the Collateral Documents; provided, however, that no waiver, amendment, supplement or modification shall be required for the Administrative Agent to take additional Collateral pursuant to any Loan Document or to release any Collateral to the extent any Loan Document expressly permits the sale, assignment, lease, transfer, release, conveyance or other disposition of such Collateral.

(b)           Any waiver, amendment, supplement or modification pursuant to this Section 11.2 shall apply equally to each of the Lenders and shall be binding upon Lenders and all future holders of any of the Loan, the Notes, and all other Obligations.

(c)           Upon the Termination Date, the Administrative Agent shall deliver to the Borrower termination statements, mortgage releases, reconveyances and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

SECTION 11.3.      Fees and Expenses.

The Loan Parties shall be jointly and severally liable to the Administrative Agent for all reasonable and documented out-of-pocket fees, costs and expenses (including the reasonable and documented fees and expenses of all of its counsel, advisors, consultants, auditors, appraisers and tax advisors) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred by it in connection with:

(a)           any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the administration of the Loan made pursuant hereto or its rights hereunder or thereunder;

(b)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Administrative Agent, any Lender, the Loan Parties or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any Loan Party or any other Person that may be obligated to the Administrative Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loan during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, bad faith or willful misconduct as finally determined by a court of competent jurisdiction;

(c)           any attempt to enforce any remedies of the Administrative Agent or any Lender against the Loan Parties or any other Person that may be obligated to the Administrative Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loan during the pendency of one or more Events of Default;

(d)           any workout or restructuring of the Loan during the pendency of one or more Events of Default; and

(e)           efforts to (i) monitor the Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Loan Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, in each case pursuant to and in accordance with the terms of the Loan Documents; including, as to each of clauses (a) through (e), all reasonable and documented attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable and documented expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, promptly after receipt by the Borrower of reasonably detailed invoices therefor, by the  Loan Parties to the Administrative Agent and shall be part of the Obligations. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable and documented fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; charges for any E-System; and reasonable and documented expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

SECTION 11.4.      No Waiver.

The Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of the Administrative Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by the Loan Parties shall be deemed to have been suspended or waived by the Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Administrative Agent and the applicable Requisite Lenders and directed to the  Loan Parties specifying such suspension or waiver.

SECTION 11.5.      Remedies.

The Administrative Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

SECTION 11.6.      Severability.

Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

SECTION 11.7.      Adjustments; Set-off.  (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.1), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(d), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Loan Party (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of any Loan Party.  Each Lender agrees promptly to notify the applicable Loan Party and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

SECTION 11.8.      Confidentiality.

The Administrative Agent and the Lenders agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or each Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Loan Parties and designated as confidential for a period of three (3) years following receipt thereof, except that each of the Administrative Agent and the Lenders may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process (provided, that in the event of any such disclosure under this clause (c) or clause (d) below, the Administrative Agent or such Lender, as the case may be, agrees to use commercially reasonable efforts to inform the Borrower of such disclosure to the extent not prohibited by applicable law); (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which the Administrative Agent or such Lender is a party related to the Loan Documents or the Loan or other Obligations thereunder; (f) that ceases to be confidential through no fault of the Administrative Agent or such Lender; and (g) to its affiliates and its and their directors, officers, employees, advisors, representatives or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential).

SECTION 11.9.      GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 11.10.    Notices.

(a)           Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and [*] Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) [*] Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex D or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Borrower, the Lenders or the Administrative Agent) designated in Annex D to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(b)           Subject to the provisions of Section 11.10(a), each of the Administrative Agent, the Loan Parties, the Lenders, and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein; provided, that notices to the Loan Parties shall not be made by any posting to an Internet or extranet based site or other equivalent service but may be made by e-mail or E-fax, if available, so long as such notices are also sent in accordance with Section 11.10(a). Each of the Loan Parties and each Lender hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(c)           Subject to the provisions of Section 11.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing , in each case including pursuant to any Loan Document, any applicable provision of any Uniform Commercial Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Lender and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(d)           All uses of an E-System shall be governed by and subject to, in addition to this Section 11.10, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Lenders and each Loan Party in connection with the use of such E-System.

(e)           ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. The Loan Parties agree that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

SECTION 11.11.    Section Titles.

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 11.12.    Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

SECTION 11.13.    WAIVER OF JURY TRIAL.

THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE ADMINISTRATIVE AGENT, LENDERS AND ANY LOAN PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

SECTION 11.14.    Press Releases and Related Matters.

Each Loan Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or any of their respective Affiliates or referring to this Agreement or the other Loan Documents without at least [*] Business Days’ prior notice to the Administrative Agent or such Lender, as the case may be, and without the prior written consent of the Administrative Agent or such Lender, as the case may be, unless (and only to the extent that) the applicable Loan Party or Affiliate is required to do so under law and then, in any event, the applicable Loan Party or Affiliate will consult, to the extent permitted by law, with the Administrative Agent or such Lender, as the case may be, before issuing such press release or other public disclosure.  Each Loan Party consents to the publication by the Administrative Agent and each Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Loan Parties’ names, products photographs, logos or trademarks. The Administrative Agent and each Lender, as applicable, shall provide a draft of any advertising material to the Loan Parties for review and comment at least [*] Business Days prior to the publication thereof. The Administrative Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 11.15.    Advice of Counsel.

Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

SECTION 11.16.    No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 11.17.    Patriot Act.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

SECTION 11.18.    Conflict of Terms.

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

CHAUTAUQUA AIRLINES, INC., as the Borrower

By:	/s/ Lars-Erik Arnell
Name:	Lars-Erik Arnell
Title:	Vice President

REPUBLIC AIRWAYS HOLDINGS INC., as the Parent Guarantor

By:	/s/ Lars-Erik Arnell
Name:	Lars-Erik Arnell
Title:	Vice President

[*], as Original Lender and Administrative Agent

By:	/s/ [illegible]
Name:
Title:

ANNEX A
TO
CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to this Agreement:

“Account Debtor” means any Person who may become obligated to a Borrower Group Member under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by a Borrower Group Member, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Borrower Group Member’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower Group Member’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all healthcare insurance receivables, and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Administration Fee” has the meaning ascribed to it in Section 1.6(b).

“Administrative Agent” has the meaning ascribed to it in the Preamble.

“Administrative Agent’s Account” means the Administrative Agent’s account number [*] at [*], or such other account at a bank in the United States designated to the Borrower and the Lenders by the Administrative Agent.

“Adjusted Appraised Value” shall mean [*] of the then Appraised Value of the Collateral less the face amount of any principal of, and accrued and unpaid interest and fees on, any Indebtedness or other obligations (other than the Obligations) secured by a first-priority Lien on the Collateral (notwithstanding that this Agreement or any other Loan Document may not permit such Indebtedness or other obligations to be secured by the Collateral).

“Affected Lender” has the meaning ascribed to it in Section 1.13(a).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, [*] or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s joint venturers and partners who are Affiliates under clause (a) hereof. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term “Affiliate,” when used with reference to any Loan Party, shall specifically exclude the Administrative Agent and each Lender.

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Appendices” has the meaning ascribed to it in the recitals to this Agreement.

“Applicable Rate” means [*] per annum; provided, however, if the Projections for the [*] Fiscal Year or the [*] Fiscal Year delivered pursuant to Section 4.1 demonstrate a prospective material adverse change in the financial condition of the Parent Guarantor and its subsidiaries, taken as a whole, or the Borrower and its subsidiaries, taken as a whole, as compared with the Initial Projections, the parties hereto agree to negotiate in good faith a reasonable increase to such rate.

“Appraised Value” means the fair market value of the Collateral determined by an appraiser of nationally recognized standing selected by the Administrative Agent, acting reasonably, and reported to the Administrative Agent pursuant to the Appraised Value Report.

“Appraised Value Report” means a written report from an appraiser of nationally recognized standing selected by the Administrative Agent, acting reasonably, in form and substance reasonably satisfactory to the Administrative Agent setting forth the Appraised Value of the Collateral.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Arrangement Fee” has the meaning ascribed to it in Section 1.6(a).

“Asset Sale” has the meaning ascribed to it in Section 6.1.

“Assignment” means an assignment and assumption agreement substantially in the form published by the Loan Syndications and Trading Association or another form reasonably acceptable to the Administrative Agent.

“Aviation Authority” means any governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, air navigation authority or other entity, in each case exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Borrower including, without limitation, the FAA and DOT.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

“Bombardier Purchase Agreement” means the Purchase Agreement (No. [*]), dated [*], between Bombardier Inc., a Canadian corporation, as represented by Bombardier Aerospace, Commercial Aircraft, and Republic Holdings.

“Books and Records” means books and records of any Person, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, logs, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, and all aircraft manuals, log books and other documents and records, including all data and information stored on computer-related or other electronic media.

“Borrower” has the meaning ascribed thereto in the preamble to this Agreement.

“Borrower Group” means the Borrower and each of its Subsidiaries.

“Borrower Group Member” means any member of the Borrower Group.

“Business Day” means (i) any day that is not a Saturday, a Sunday or a day on which banks are required or permitted by law to be closed in the State of New York, and (ii) with respect to all notices and determinations in connection with LIBOR, and borrowings and payments of principal and interest on any Loan that bears interest based on LIBOR, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Equivalents”  means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of three months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than [*]; (c) commercial paper of an issuer rated at least [*] by S&P or [*] by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within three months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than [*] days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of three months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least [*] by S&P or [*] by Moody’s; (f) securities with maturities of three months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated [*] by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least [*].

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.).

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit C annexed hereto.

“Certificated Air Carrier” means a Person holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo, or that is otherwise certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code.

“Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than [*] of the outstanding common stock of the Parent Guarantor; or (ii) the board of directors of the Parent Guarantor shall cease to consist of a majority of Continuing Directors.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances (including interest and penalties relating thereto) upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Person, (d) any Person’s ownership or use of any properties or other assets, or (e) any other aspect of any Person’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by the Borrower, wherever located.

“Chautauqua Airlines” has the meaning ascribed thereto in the preamble to this Agreement.

“Closing Date” has the meaning specified in Section 2.1.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 of the Code shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Borrower Group Member in or upon which a Lien is granted under this Agreement or any Collateral Documents.

“Collateral Documents” means the Guarantee and Collateral Agreement and any other agreement, instrument or document that creates or purports to create a Lien or guarantee in respect of the Obligations in favor of the Administrative Agent for the benefit of the Lenders.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Loan as set forth on Annex E to this Agreement or in the most recent Assignment executed by such Lender, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement. After advancing the aggregate amount of the Commitment, each reference to a Lender’s Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Loan.

“Compliance Certificate” has the meaning ascribed to it in clause (a) of Annex B.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of a Person, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of, or is merged into or consolidated with such Person or a Subsidiary thereof, (b) the income (or deficit) of any Person (other than a Subsidiary of such Person) in which such Person or a Subsidiary thereof has an ownership interest, except to the extent that any such income is actually received by such Person or a Subsidiary thereof, in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary (other than any Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Continuing Directors” means the directors of the Parent Guarantor on the Closing Date after giving effect to the Transactions, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent Guarantor is recommended by at least a majority of the then Continuing Directors.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower Group Member, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Borrower Group Member may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Copyright License” means any and all rights now owned or hereafter acquired by any Borrower Group Member under any written agreement granting any right to use any copyright or copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Borrower Group Member: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Cross Default” has the meaning specified in Section 8.1(k).

“Cross Default Agreements” means the transaction documents or other agreements (other than the Loan Documents) relating to the purchase, finance, guarantee, lease, sale, service, or supply of airframes, engines, maintenance and/or spare parts, or other agreements entered into from time to time, in a transaction between (a) any of the Borrower, the Parent Guarantor or any of their respective Affiliates, on the one hand, and (b) any Lender Party on the other hand.

“Debtor Relief Laws” means all liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(b).

“Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower Group Member, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“DOT” shall mean the United States Department of Transportation or any analogous successor agency.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks(R) and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period such Person shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period such Person shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration in excess of [*]; “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds in excess of [*]; and “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Electronic Transmission” means each notice, request, instruction, demand, report, authorization, agreement, document, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, Internet or extranet-based site or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any Affiliate of the Administrative Agent or any other Person.

“Eligible Assignee” means any assignee permitted by and consented to in accordance with Section 9.1(a).

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, principles of common law, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Act of 1994 (49 U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); the Clean Air Act (42 U.S.C. Sections 7401 et seq.); the Clean Water Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, Environmental Laws or Environmental Permits, in each case, in connection with, or otherwise related to, any Release or threatened Release or presence of a Hazardous Material (whether on, at, in, under, from or about or in the vicinity of any real or personal property) or any environmental or Hazardous Material exposure matter.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Borrower Group Member, any trade or business (whether or not incorporated) that, together with such Borrower Group Member, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Borrower Group Member or ERISA Affiliate, (a) the complete or partial withdrawal of such Borrower Group Member or ERISA Affiliate from any Multiemployer Plan or the incurrence by any Borrower or ERISA Affiliate of any Withdrawal Liability; (b) the institution of proceedings to terminate a Multiemployer Plan by the PBGC; (c) the failure by such Borrower Group Member or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or any Foreign Plan; (d) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan or for the imposition of liability under Section 4212(c) of ERISA; (e) the termination of a Multiemployer Plan under Section 4041A of ERISA or the Reorganization or Insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (f) any Multiemployer Plan being, or being reasonably expected to be, in “endangered status” or “critical status” within the meaning of Section 432 of the IRC; (g) the imposition of a Lien (or the occurrence of conditions presenting a material risk of the imposition of a Lien) on the assets of such Borrower Group Member or ERISA Affiliate arising under ERISA or Subchapter D of Chapter 1 of the IRC or under applicable non-US law; (h) the occurrence of any Reportable Event; (i) any failure by any Title IV Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Title IV Plan, whether or not waived; (j) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan; (k) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Title IV Plan; (l) a determination that any Title IV Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (m) the receipt by any Borrower Group Member of ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Title IV Plan or to appoint a trustee to administer any Title IV Plan under Section 4042 of ERISA; (n) the incurrence by any Borrower Group Member or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of a Title IV Plan; or (o) with respect to any non-US defined benefit Pension Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such non-US defined benefit Pension Plan; (B) the failure to register any non-US defined benefit Pension Plan required to be registered or the loss of good standing with applicable regulatory authorities of any such Plan; or (C) the failure of any non-US defined benefit Pension Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Plan.

“ESOP” means a Pension Plan that is intended to satisfy the requirements of 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excluded Taxes” of a Person means (A) any Tax imposed on all or part of the income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction) of that Person, any franchise, doing business, net worth or capital-based Tax imposed on that Person, and any intangibles Tax or similar Tax imposed on the principal amount or value of the Loan, by any jurisdiction (including the United States) (i) in which that Person is organized, (ii) in which that Person’s principal office or applicable lending office is located, or (iii) in which that Person is subject to such Tax as a result of, and would not be subject to such Tax but for, that Person doing business therein unrelated to the transactions contemplated in this Agreement, (B) any Tax imposed on a transferee (including a participant) of a Lender or on payments to a transferee to the extent that, under applicable law in effect on the date of the transfer to such transferee, the amount of such Taxes exceeds the amount of such Taxes that would have been imposed on the transferor to such transferee or on payments to such transferor and indemnified against hereunder (with appropriate adjustment to reflect the amount of the Loan acquired by such transferee) or (C) any Tax to the extent that liability for such Tax is caused by, and would not have been incurred but for, (i) the gross negligence or willful misconduct of such Person or of an Affiliate, employer, director, officer, employee, agent, successor or permitted assignee of such Person or (ii) the inaccuracy of any representation of such Person in any Loan Document or (iii) the breach by such Person of any of its obligations under Section 1.10(c).

“FAA” means the Federal Aviation Administration of the United States of America, and any successor Governmental Authority.

“Facility” has the meaning ascribed to it in the recitals to this Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to the Original Lender, the Administrative Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, including the Arrangement Fee, the Prepayment Fee, if applicable, and the Administration Fee.

“Financial Covenants” means the financial covenants set forth in Annex C.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of (i) the Parent Guarantor and its Subsidiaries (including the Borrower Group) and (ii) the Borrower Group, delivered in accordance with Section 2.1(f) and Annex B.

“Financing” has the meaning ascribed to it in the recitals to this Agreement.

“Fiscal Month” means any of the monthly accounting periods of the Parent Guarantor, the Borrower or any of their respective Subsidiaries, as applicable.

“Fiscal Quarter” means any of the quarterly accounting periods of the Parent Guarantor, the Borrower or any of their respective Subsidiaries, as applicable, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Parent Guarantor, the Borrower or any of their respective Subsidiaries, as applicable, ending on December 31 of each year.

“Foreign Person” has the meaning ascribed to it in Section 1.10(c)(i).

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Borrower Group Member or any ERISA Affiliate.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by any Borrower Group Member in connection with the right to use or occupy holdroom and passenger boarding and deplaning space (including, without limitation, hardstand positions) at any airport terminal located in the United States at which any Borrower Group Member conducts scheduled operations.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower Group Member, including all right, title and interest that such Borrower Group Member may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for Stock and Investment Property, rights of indemnification, all Books and Records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Borrower or any computer bureau or service company from time to time acting for the Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including but not limited to, any Aviation Authority.

“Guarantee” means the guarantee entered into by each Guarantor under Section 2 of the Guarantee and Collateral Agreement.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit B.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” has the meaning ascribed to it in the preamble to this Agreement.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste, “ “pollutant, “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

“IATA” means International Air Transport Association.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the capitalized amount of remaining lease or similar payments under all synthetic leases that would appear on the balance sheet of such Person in accordance with GAAP if such synthetic leases were accounted for as a Capital Lease, (f) all net obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) the Obligations, (j) Guaranteed Indebtedness but excluding any claims arising upon the rejection of unexpired leases and other executory contracts, and (k) the liquidation value of all redeemable preferred Stock of such Person.

“Indemnified Person” has the meaning ascribed to it in Section 1.8.

“Initial Financial Statements” has the meaning ascribed to it in Section 2.1(f).

“Initial Projections” has the meaning ascribed to it in Section 2.1(f).

“Insolvent” with respect to any Multiemployer Plan means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower Group Member, wherever located, and, in any event, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks (including the goodwill associated with such Trademarks), and technology.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for such period.

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date.

“Interest Period” means, initially, the period commencing on the Closing Date and ending on the first scheduled payment date set forth in Section 1.1(b), and thereafter commencing on each scheduled payment date set forth in Section 1.1(b) and ending on the subsequent payment date set forth in Section 1.1(b), provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower Group Member, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Borrower Group Member for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Borrower Group Member’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Borrower Group Member of, or of a beneficial interest in, any of the Stock of any other Person (other than such Borrower Group Member); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Borrower Group Member from any Person (other than such Borrower Group Member), of any Stock of such Person; and (iii) any direct or indirect loan, advance or capital contribution by  any Borrower Group Member to any other Person (other than such Borrower Group Member). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than reductions for return on capital as repayment of Indebtedness and the like). The term “Investment” shall not include deposits or reserves to secure the performance of leases or the making of deposits or predelivery payments described in Section 6.4(a)(xii).

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States of America.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender Party” means the Original Lender or any Affiliate thereof, or, if different, any Lender.

“Lenders” means the Lenders named on the signature pages of this Agreement and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with Section 9.1(a), such term shall include any assignee of such Lender.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, with respect to any Interest Period, the rate appearing on  Reuters Page LIBOR01 screen service (the successor page to Telerate page 3750) or any successor or substitute page of such page at approximately 11:00 a.m., London time, on the Interest Rate Determination Date for such Interest Period, as the British Bankers’ Association Interest Settlement Rate for Dollar deposits with a maturity of three months.  In the event that such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the average (rounded upwards to the nearest 1/100%), as determined by the Administrative Agent, of the per annum interest rates at which Dollar deposits of amounts comparable to the outstanding principal amount of the Loan and for a maturity of three months, are offered by the principal London offices of the Reference Banks, in each case to prime banks in the London interbank market at or about 11:00 a.m., London time, on the Interest Rate Determination Date for such Interest Period.

“License” means any Copyright License, Patent License, Trademark License or other similar license of rights or interests now held or hereafter acquired by any Borrower Group Member.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any capital lease or conditional sale agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan” means the loan made by the Lenders pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender in connection with this Agreement and the transactions contemplated hereby and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written agreements whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Party” means the Borrower and each Guarantor.

“Lynx” means Lynx Aviation, Inc., a Colorado corporation.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of  the Parent Guarantor and its Subsidiaries, including the Borrower Group, taken as a whole, before and after giving effect to the Transactions.

“Maturity Date” means October 31, 2012.

“Moody’s” means Moody s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Pension Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA), to which any Borrower Group Member or ERISA Affiliate is making or accruing an obligation to make contributions or has, within any of the preceding five (5) plan years, made or accrued an obligation to make, contributions, or with respect to which any Borrower Group Member or ERISA Affiliate otherwise has, or has had, any liability or obligation that can be enforced against any Borrower Group Member or any ERISA affiliate.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale, the sum of cash and Cash Equivalents received in connection with such Asset Sale, net of (1) the reasonable cash costs of sale, assignment or other disposition, (2) taxes paid or reasonably estimated to be payable as a result thereof, (3) reserves provided, to the extent required by GAAP, against any liabilities that are directly attributed to such Asset Sale (provided that upon release of such reserves, the amount so released will be considered to be Net Cash Proceeds) and (4) any amount required to be paid or prepaid on Indebtedness or other obligations (other than the Obligations) secured by the assets subject to such Asset Sale, or otherwise required to be repaid as a result of such Asset Sale to the extent actually repaid;

(b)           with respect to the incurrence or issuance of any Indebtedness by any Borrower Group Member, the sum of the cash and Cash Equivalents received in connection with such issuance net of the underwriting discounts and commissions, and other out-of-pocket fees and expenses, incurred by such Borrower Group Member in connection with such issuance; and

(c)           with respect to any Property Loss Event, the sum of cash and Cash Equivalents received in connection with such Property Loss Event net of (i) the cost of collection, adjustment or settlement of any claims by any Borrower Group Member in respect thereof, (ii) any amount required to be paid or prepaid on Indebtedness or other obligations (other than the Obligations) secured by the assets subject to such Property Loss Event, or otherwise required to be repaid as a result of such Property Loss Event to the extent actually repaid or (iii) to the extent the asset subject to such Property Loss Event does not constitute Collateral, the amount permitted to be reinvested in the asset the subject of such Property Loss Event or any replacement asset by the terms of any agreement governing Indebtedness or other obligations (other than the Obligations) secured by the assets subject to such Property Loss Event to the extent actually invested.

“Non-Consenting Lender” has the meaning assigned to such term in Section 1.14(c).

“Note” shall mean any promissory note evidencing Loans.

“Obligations” means all loans, advances, debts, liabilities and obligations of every nature for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to the Administrative Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, or other instrument, in each case arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest, Fees, expenses, attorneys’ fees and any other sum chargeable to the Loan Parties under this Agreement or any of the other Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Lender” has the meaning ascribed to it in the preamble to this Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Guarantor” has the meaning ascribed to it in the preamble to this Agreement.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Borrower Group Member granting any right with respect to any invention on which a patent is in existence.

“Patents” means all of the following in which any Borrower Group Member now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” has the meaning ascribed to it in Section 3.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan which is an “employee pension benefit plan” described in Section 3(2) of ERISA (whether or not subject to ERISA).

“Permits” has the meaning ascribed to it in Section 3.22.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for Taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower Group Member is a party as lessee made in the ordinary course of business; (d) workers’, repairmen’s, materialmen’s, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens are inchoate and unperfected or are being contested in accordance with Section 5.2(b); (e) carriers’, warehousemens’, suppliers’ or other similar possessory liens arising in the ordinary course of business so long as such Liens are inchoate and unperfected or are being contested in accordance with Section 5.2(b); (f) deposits securing, or in lieu of, surety, performance, appeal or customs bonds in proceedings to which any Borrower Group Member is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(f); (h) zoning restrictions, easements, licenses, rights-of-way, or other restrictions on the use of any real estate or interests of any Borrower Group Member in real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use or the value of any parcel of owned Real Estate; (i) presently existing or hereafter created Liens in favor of the Administrative Agent for the benefit of the Lenders; (j) inchoate statutory and inchoate common law landlords’ liens under, and contractual liens granted to a landlord pursuant to, leases to which any Borrower Group Member is a party; (k)(i) leases, subleases, licenses, permits and similar use rights, entered into with respect to the owned Real Estate, that do not, in the aggregate, materially detract from the value of the any parcel of owned Real Estate and (ii) leases, subleases, licenses, permits and similar use rights, entered into in the ordinary course of business with respect to any leased real estate, to the extent they are not prohibited by the Collateral Documents and would not reasonably be expected to have a Material Adverse Effect and would not materially and adversely affect the Administrative Agent’s Liens, for the benefit of the Lenders, in Collateral stored or located at such location (which do not by their terms purport to create a Lien on the Collateral); (l) with respect to Real Estate, other defects and encumbrances as may be approved by the Administrative Agent; (m) Liens imposed by applicable law on the assets of any Borrower Group Member located at an airport for the benefit of an Aviation Authority; (n) Liens in favor of depositary banks (including set-off rights) arising as a matter of law; (o) encumbrances and Liens permitted under the terms of existing financing arrangements with respect to Section 1110 Assets; and (p) Liens existing on the Closing Date and set forth in Schedule 6.6.  For the avoidance of doubt, no “Permitted Encumbrances” of the type described in clauses (b), (c), (f), (g), (h), (j) (with respect to contractual liens) and (o) shall be permitted to attach or subsist in relation to all or any part of the Collateral.

“Permitted Merger” means a consolidation or merger of the Parent Guarantor with or into any Person or sale of all or substantially all of the assets of the Parent Guarantor to any Person, where (x) the Borrower will continue to be a Certificated Air Carrier, (y) the Parent Guarantor is the surviving entity or the surviving entity assumes the Guarantee of the Parent Guarantor and all other Obligations of the Parent Guarantor under the Loan Documents, and (z) the consolidated tangible net worth of the surviving entity is at least equal to the consolidated tangible net worth of the Parent Guarantor immediately prior to such consolidation, merger or sale, as determined in accordance with GAAP at the time of such consolidation, merger or sale.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement (collectively, a “refinancing”) of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed [*] of the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to the unpaid accrued interest and premium thereon and any fees and expenses incurred in connection therewith; (b) such refinancing has a final maturity date equal to or later than the final maturity of the Indebtedness being refinanced, (c) such refinancing does not reduce the weighted average life to maturity of the Indebtedness being refinanced, and (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, such refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, a Pension Plan or Retiree Welfare Plan maintained by a Borrower Group Member or ERISA Affiliate or to which any Borrower Group Member or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which a Borrower Group Member or ERISA Affiliate has any liability or obligation that can be enforced against any Borrower Group Member or any ERISA Affiliate.

“Policies” has the meaning ascribed to it in Section 3.17.

“Prepayment Fee” has the meaning ascribed to it in Section 1.6(c).

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(f)(3) of the IRC.

“Projections” means, in relation to any Fiscal Year, a projected consolidated balance sheet of the Parent Guarantor and its Subsidiaries, including the Borrower Group, as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation. For all purposes of this definition, “Projections” shall include the Initial Projections.

“Property Loss Event” means (a) any loss of or damage to property of any Borrower Group Member that results in the receipt by such Person of proceeds of insurance in excess of [*] for all Property Loss Events in the aggregate and (b) any taking of property of any Borrower Group Member that results in the receipt by such Person of a compensation payment in respect thereof in excess of [*] for all Property Loss Events in the aggregate.

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) prior to the expiration or termination of the Commitments pursuant to this Agreement, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, and (b) after the expiration or termination of the Commitments pursuant to the terms of this Agreement, the percentage obtained by dividing (i) the aggregate principal amount of the Loan payable to that Lender by (ii) the aggregate principal amount of the Loan then outstanding.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 3.16(a).

“Reference Banks” means (a) JPMorgan Chase Bank, N.A., (b) DVB Bank SE, (c) Calyon and (d) such other bank or banks as may from time to time be agreed by the Borrower and the Requisite Lenders.

“Register” has the meaning ascribed to it in Section 9.1(b).

“Related Person” means, with respect to any Person, any Affiliates, officers, employees, agents or directors of such Person.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043 of ERISA has been waived, with respect to a Plan.

“Republic Holdings” has the meaning ascribed to it in the preamble to this Agreement.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Lenders holding [*]% or more of the aggregate outstanding amount of the Loan.

“Responsible Officer” of a Person means such Person’s Chief Executive Officer, chief financial officer, president, vice president, secretary or treasurer.

“Restricted Payment” means, with respect to any Borrower Group Member, (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of its Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Borrower Group Member’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness subordinated in right of payment to the Obligations (except to the extent that (i) any such payment, prepayment, redemption, purchase, retirement, defeasance, sinking fund or similar payment is permitted pursuant to the terms of subordination governing such Indebtedness and (ii) such terms of subordination have been approved in writing by the Requisite Lenders); and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Borrower Group Member now or hereafter outstanding.

“Retiree Welfare Plan” means, at any time, a Plan which is an “employee welfare benefit plan” as described in Section 3(1) of ERISA (whether or not subject to ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC.

“Rotable” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“S&P” means Standard & Poor s Ratings Services, a division of the McGraw-Hill Companies, or any successor thereto.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale and leaseback transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Seller” has the meaning ascribed to it in the recitals to this Agreement.

“Section 1110 Agreement” means any agreement related to property that qualifies as “equipment,” as such term is used in Section 1110(a)(3) of the Bankruptcy Code, including, without limitation, security agreements, mortgages, trusts, leases, conditional sale agreements or other instruments applicable to such property.

“Section 1110 Assets” shall mean property that qualifies as “equipment,” as such term is used in Section 1110(a)(3) of the Bankruptcy Code.

“Security” means any Stock, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Slots” shall mean all (i) “slots” as defined in 14 CFR § 93.213(a)(2), as that section may be amended or re-codified from time to time, (ii) an operating authorization for a landing or takeoff operation at a specified time period at any airport in the United States subject to orders or regulations issued by the FAA, as such orders or regulations may be amended or re-codified from time to time, and in any subsequent scheduling order or regulation issued by the FAA, as such order or regulation may be amended or re-codified from time to time, and (iii) an authorization granted by a Governmental Authority to conduct a landing or takeoff during a specific hour or other period at any United States or foreign airport, in each case of any Borrower Group Member now held or hereafter acquired (other than “slots” which have been permanently allocated to another air carrier and in which any Borrower Group Member holds temporary use rights.)

“Software” shall mean computer programs whether in source code or object code form, together with all related documentation.

“Spare Parts” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any domestic corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any domestic partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Substitute Basis” has the meaning ascribed to it in Section 1.13(b).

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether international, foreign or domestic).

“Termination Date” means the date on which (a) the Loan has been repaid in full, (b) all other monetary Obligations arising under the Loan pursuant to this Agreement and the other Loan Documents have been completely discharged, and (c) the Commitment shall have expired or irrevocably been terminated under this Agreement.

“Title 49” means Title 49 of the United States Code, which, among other things, recodified and replaced the Federal Aviation Act of 1958, as amended, and the regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements, or supersedes such provisions.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Borrower Group Member granting any right to use any trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Borrower Group Member: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transactions” has the meaning ascribed to it in the recitals to this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as the result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

Rules of construction with respect to accounting terms used in this Agreement or the other Loan Documents shall be as set forth in Annex C. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of a Person, such words are intended to signify that the Person has actual knowledge or awareness of a particular fact or circumstance.

Exhibit C